PURCHASE AGREEMENT


         PURCHASE AGREEMENT, dated as of September 2, 1994, among Caron International, Inc., a Delaware corporation ("Seller"), Eagle Industrial Products Corporation, a Delaware corporation and the parent company of Seller ("Eagle"), Eagle Industries, Inc., a Delaware corporation and the parent company of Eagle ("Parent"), NSC Buyer, Inc., a Delaware corporation ("Buyer"), and National Spinning Co., Inc., a New York corporation and the parent company of Buyer ("NSC").

         Parent, Eagle and Seller desire that Seller sell, and NSC and Buyer desire that Buyer purchase, subject to the terms and conditions hereof, certain assets of Seller relating to the Business. Certain terms defined for purposes of this Agreement are listed on Exhibit A to this Agreement.

         Accordingly, the parties agree as follows:

         1.  PURCHASE AND SALE.

         Subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the Acquired Assets.

         1.1 Acquired Assets. As used herein, "Acquired Assets" shall mean all properties, assets, privileges, rights, interests, and claims, tangible and intangible, wherever located (except for Excluded Assets), that are both (i) used or held for use in, or attributable to, the Business and (ii) of the following categories:

              (a) All accounts receivable and notes receivable ("Receivables"). Buyer acknowledges that title to certain Business-Related Receivables that are part of the Acquired Assets are held by Continental Bank, National Association, as Trustee under the Eagle Trade Receivables Master Trust (the "Receivables Trustee") and that the Seller shall sell such Receivables as herein provided by causing the Receivables Trustee to transfer the Receivables to Buyer at Closing pursuant to a Receivables Sales Agreement (herein so called) in substantially the same form as attached hereto as
         Schedule 1.1(a).

              (b)  All inventories, including raw materials
         (including but not limited to craft kit materials, packaging materials, fiber, dyes and chemicals), work-in-process and finished goods ("Inventory").

              (c) All prepaid expenses and deferred expenses of the types listed on Schedule 1.1(c) hereto, to the extent such items will benefit Buyer after the Closing Date assuming Buyer conducts the Business in a manner consistent with the conduct of the Business prior to the Closing Date (collectively, the "Other Current Assets").

              (d)  All patents, patent rights, trademarks,
         trade names (including, without limitation, the names "Caron" and "Caron International" and the other names under which Seller operates and the logos associated therewith) other than those used exclusively in the Excluded Business, service marks, service names, copyrights, applications for the foregoing, licenses with respect to the foregoing and other such property ("Intellectual Property").

              (e) All trade secrets, proprietary information, inventions, know how, formulae, processes, procedures, research records, records of inventions, test information, customer lists, market surveys, marketing know-how and other intangible assets ("Technology").

              (f) Seller's right, title and interest in, to and under each of the Assumed Contracts.

              (g)  All permits, licenses, franchises,
         registrations, approvals and authorizations by governmental or regulatory authorities or bodies
         ("Permits").

              (h) All spare, replacement or repair parts, all "big pack" containers, all point of sale materials and all supplies (collectively, "Supplies").

              (i) All claims and rights against other persons attributable or related to any Acquired Asset, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties, rights of recovery, set-offs and credits.

              (j) All books and records in existence relating to the Acquired Assets and Assumed Liabilities including, without limitation, copies of lists of customers and suppliers (past, present and potential); records with respect to Receivables and Inventory; business development plans; advertising matter, catalogues, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; sales order files; personnel records of employees; accounting, tax and litigation files; and other records pertaining to the Acquired Assets and Assumed Liabilities. Seller, however, shall be entitled to retain copies of any such documents or records which are necessary for its tax, accounting or legal purposes.

         1.2  Excluded Assets.  The following assets ("Excluded
Assets") are not included in the Acquired Assets, and Seller shall not sell to Buyer and Buyer shall not purchase from Seller any of them pursuant to Article 1:

              (a)  Any rights or benefits to and under a
         Contract not an Assumed Contract.

              (b)  The corporate seals, certificates of
         incorporation, minute books, stock books, tax returns, or other records having to do solely with the corporate organization of Seller.

              (c) The rights to any of Seller's claims for any Federal, state, local, or foreign tax refunds.

              (d) All cash and cash equivalents, checks and drafts in the possession of Seller and the consideration paid by Buyer to Seller hereunder.

              (e) All assets used or held for use exclusively in the Excluded Business.

              (f) Any Receivable attributable to any sales to the Excluded Business and any other amount payable to Seller by any Affiliate of Seller.

              (g)  Claims under Seller's insurance policies.

              (h)  All Machinery and Equipment of Seller and
         Seller's right, title and interest in and to any Real
         Property.

         1.3 Assurances. After the Closing, for no further consideration, Seller shall perform all such other action and shall execute, acknowledge and deliver all such assignments, transfers, consents and other documents as Buyer or its counsel may reasonably request to vest in Buyer and protect Buyer's right, title and interest in the Acquired Assets.



         2.  ASSUMPTION OF OBLIGATIONS AND LIABILITIES.

         2.1 Assumed Contracts. From and after the Closing, Buyer shall assume and perform Seller's obligations to be performed after the Closing Date under the following
Contracts: (i) all Contracts for the purchase or sale of Inventory or services attributable solely to, and incurred in the ordinary course of, the Business, no one of which will involve the expenditure by any party thereto of an amount in excess of $10,000 after the Closing Date or will have a duration of more than three months after the Closing Date ("Routine Contracts"), but only if and to the extent such Contracts shall be consistent with the representations and warranties of Seller and the other provisions of this Agreement and (ii) those of the Contracts listed on Schedule 4.5 hereto that Buyer (by so indicating on such Schedule) has agreed to assume; provided, however, that (a) in no event shall Buyer assume any liability or obligation under any Contract
(i) required by the terms thereof to be discharged on or prior to the Closing Date, (ii) the existence of which constitutes a breach of any representation or warranty of Seller, Eagle or Parent contained in or made pursuant to this Agreement,
(iii) incurred by Seller in violation of the provisions of this Agreement, (iv) arising out of a breach or default by Seller on or prior to the Closing Date (including any event that with the passage of time or the giving of notice, or both, would become a breach or default) under any Contract, or (v) existing as of the Closing Date that, under GAAP, should have been accrued or reserved for on a balance sheet or in the notes thereto as a liability or obligation if and to the extent not accrued or reserved for on the Closing Net Asset Value Statement, and
(b) Buyer shall have the right not to assume any Contract if either Seller or another party thereto is in breach thereof or default thereunder (including any event that with the passage of time or the giving of notice, or both, would become a breach or default) as of the Closing or to the assumption of which any necessary consent is not received prior to the Closing. Contracts to be assumed by Buyer hereunder (and, as of any time prior to the Closing, without giving effect to clause (b) of the preceding sentence) are referred to as "Assumed
Contracts." If any Assumed Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, then such Assumed Contract shall not be assigned to and assumed by Buyer at the Closing. Seller and Buyer agree to use reasonable efforts (without any requirement on the part of Buyer or Seller to pay any money or agree to any change in the terms of any such Assumed Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller and Buyer shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

         2.2 Other Liabilities Assumed. Buyer shall assume as of the Closing and pay thereafter the liabilities that are not discharged on or prior to the Closing Date for Trade Payables and Other Accrued Expenses, to the extent accrued or reserved for on the Closing Net Asset Value Statement, as finally determined (the "Assumed Liabilities"). To the extent a liability is an Assumed Liability pursuant to this Section 2.2, Buyer shall be deemed to have assumed it notwithstanding the provisions of Section 2.1.

         2.3 Non-Assumption of Liabilities. Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by it pursuant to Sections 2.1 and 2.2. Without limiting the generality of the foregoing, in no event shall Buyer assume or incur any liability or obligation under this Agreement or otherwise in respect of any of the following:

              (a) Any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income ("Product Liability Claims").

              (b)  Any liability or obligation for any Tax
         imposed on Seller or assessed or incurred in connection with the operation of the Business on or prior to the Closing Date or arising under or in connection with the Excluded Assets or the Excluded Business.


              (c) Any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Buyer after the Closing, or under any benefit arrangement with respect thereto, except as expressly set forth in Section 10.2.

              (d) Any liability or obligation with respect to an Environmental Condition as to which Eagle is obligated to indemnify Buyer pursuant to Section 11.1(a), including without limitation any indemnified matter arising under CERCLA.


         3.  PURCHASE PRICE.

         The purchase price for the Acquired Assets (the
"Purchase Price") shall be calculated and paid in accordance with this Article 3.

         3.1  Calculation of Closing Consideration.

              (a)  On the fourth Business Day prior to the
Closing Date, Seller shall deliver to Buyer a projected Closing Net Asset Value Statement (the "Estimated Closing Statement"), prepared in accordance with GAAP, which Estimated Closing Statement Seller agrees shall reflect Seller's best good faith estimates made on a reasonable basis in accordance with information then available to Seller, together with Seller's estimates of Closing Gross Asset Value and of Closing Net Asset Value, each determined in accordance with the Estimated Closing Statement ("Seller's Estimates"). Seller shall promptly furnish to Buyer all information relevant to the preparation of the Estimated Closing Statement and Seller's Estimates, including Seller's workpapers utilized in such preparation. On the second Business Day prior to the Closing Date, Buyer shall give Seller notice either that it does not dispute Seller's Estimates, in which case Seller's Estimates shall be the Estimated Closing Gross Asset Value and Estimated Closing Net Asset Value, as the case may be, or proposing alternate estimates of Closing Gross Asset Value and of Closing Net Asset Value ("Buyer's Estimates"), which Buyer agrees shall reflect Buyer's best good faith estimates thereof made on a reasonable basis in accordance with information then available to Buyer. If Buyer gives notice of Buyer's Estimates, the parties shall negotiate in good faith to reach agreement on the Estimated Closing Gross Asset Value and Estimated Closing Net Asset Value (which Agreement shall be in writing signed by Seller and Buyer) and, if they cannot agree on or before the Business Day preceding the Closing Date, the Estimated Closing Gross Asset Value and Estimated Closing Net Asset Value shall be the average of the respective amounts thereof included in Seller's Estimates and Buyer's Estimates. If either party shall fail to give notice as required above by this Section 3.1(a), the other party's estimates of Closing Gross Asset Value and Closing Net Asset Value shall be the Estimated Closing Gross Asset Value and the Estimated Closing Net Asset Value. If the Estimated Closing Net Asset Value exceeds $20,000,000, at or prior to the Closing Buyer shall give Seller notice of Buyer's election
(i) to terminate this Agreement pursuant to Section 12.5(v), or
(ii) to increase the principal amount of the Purchase Price Note by an amount equal to the Excess Value, if any, pursuant to Section 3.3(a).

              (b) Subject to the terms and conditions of this Agreement, at the Closing Buyer shall deliver to Seller
(i) cash in an amount equal to (x) the lesser of (A) the Estimated Closing Net Asset Value multiplied by 90%, minus $4,000,000, and (B) $14,000,000, plus (y) $900,000 (such sum, the "Closing Cash Payment") and (ii) a promissory note of NSC, dated the Closing Date and substantially in the form of Exhibit B hereto, in the original principal amount of $4,000,000 (the "Purchase Price Note"). Buyer shall pay to the Receivables Trustee a portion of the Closing Cash Payment, as provided in the Receivables Sales Agreement.

         3.2  Calculation of Closing Net Asset Value.

              (a) Seller shall cause a physical examination and count of the Inventory included in the Acquired Assets as of the close of business on the Closing Date to be conducted under the supervision of Arthur Andersen & Co., which Buyer and its representatives shall be entitled to observe, provided that those categories of Inventory listed in Part A of Schedule 3.2(a) located at the Rochelle Facility may be included pursuant to Seller's perpetual inventory system to the extent retested as of the Closing Date and the Inventory located at the places or with the Persons listed in Part B of Schedule 3.2(a) may be verified through other means, in each case to the extent acceptable to Arthur Andersen & Co. As promptly as practicable after the Closing Date, and in any event not later than 75 days after the Closing Date, Seller shall deliver to Buyer (i) a statement of Closing Net Asset Value as of the end of the Closing Date (the "Closing Net Asset Value Statement"), presented in the form of Exhibit H hereto, prepared by Seller in accordance with GAAP but without giving effect to any changes attributable to the purchase of the Acquired Assets or assumption of the Assumed Liabilities by Buyer, and (ii) the unqualified opinion without explanatory language of Arthur Andersen & Co. with respect to the Closing Net Asset Value Statement substantially in the form of Exhibit I hereto. Buyer shall give Seller full access to the personnel, books and records relating to the Acquired Assets or the Assumed Liabilities during normal business hours upon reasonable request of Seller and shall provide to Seller information reasonably requested by Seller, all to enable Seller and its representatives to prepare the Closing Net Asset Value Statement. Seller shall make available to Buyer its accountants' work papers (excluding papers containing Accountants Proprietary Information of such accountants) and such other information relating to the preparation of the Closing Net Asset Value Statement and the calculation of the Closing Net Asset Value as Buyer shall reasonably request.

              (b) In the event that Buyer disputes Seller's calculation of the Closing Net Asset Value or any component thereof, Buyer shall give written notice thereof to Seller on or before the 30th day after delivery to Buyer of the items referred to in clauses (i) and (ii) of Section 3.2(a), which notice shall set forth the basis for such disputes in reasonable detail. The parties shall use all reasonable efforts to resolve any such disputes, but if any such dispute cannot be resolved by the parties within 30 days after the date the dispute notice is given, Buyer and Seller shall within five days after the end of such 30 day period select an Arbitrating Firm and all such unresolved disputes shall be referred to the Arbitrating Firm for resolution. The parties shall seek to cause the Arbitrating Firm to make its determination within 30 days after referral of a dispute to it. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by Seller or Buyer, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

              (c) The Closing Net Asset Value and the Assumed Liabilities shall be deemed to be finally determined in the amounts set forth in the Closing Net Asset Value Statement on the 30th day after delivery to Buyer of the items referred to in clauses (i) and (ii) of Section 3.2(a) unless a dispute notice is given in accordance with Section 3.2(b) with respect to the calculation thereof. If such a dispute notice is given, the Closing Net Asset Value and the Assumed Liabilities shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Closing Net Asset Value and the Assumed Liabilities shall be calculated in accordance with such determination or agreement, as the case may be.

              (d) If the Closing Net Asset Value, as finally determined, exceeds the sum of the Closing Cash Payment plus $3,165,312 (such sum, the "Closing Consideration"), Buyer shall
(i) pay to Seller an amount in cash equal to the lesser of
(x) such excess and (y) the excess, if any, of $20,000,000 over the Closing Consideration and (ii) at or before the time of such payment give Seller notice of Buyer's election either (x) to increase the principal amount of the Purchase Price Note by an amount equal to the Excess Value pursuant to Section 3.3(a) or (y) to convey to Seller beneficial ownership of Closing Inventory with a book value equal to the Excess Value pursuant to Section 3.3(b). If the Closing Net Asset Value, as finally determined, is less than the Closing Consideration, Seller shall pay to Buyer an amount in cash equal to such deficiency. Payments of cash required pursuant to this Section, if any, shall be made on the fifth Business Day after the Closing Net Asset Value is finally determined (the "Adjustment Payment Date").

         3.3  Excess Closing Net Asset Value.

              (a) If after the final determination of Closing Net Asset Value, there is Excess Value and Buyer has given Seller notice of Buyer's election to increase the principal amount of the Purchase Price Note by the amount of the Excess Value pursuant to Section 3.1(a) or Section 3.2(d)(ii)(x), then effective as of the Adjustment Payment Date, the principal amount of the Purchase Price Note shall be deemed increased by the amount of the Excess Value.

              (b) If after the final determination of Closing Net Asset Value, there is Excess Value and Buyer has given Seller notice of Buyer's election to convey to Seller beneficial ownership of Closing Inventory pursuant to Section 3.2(d)(ii)(y), then on the Adjustment Payment Date, Buyer shall deliver to Seller notice describing the Closing Inventory that Buyer shall sell on behalf of Seller (the "Excess Value Inventory"), which notice shall set forth the items of Excess Value Inventory (identified by part or lot number) and the volume (in pounds or other applicable units) of each item, provided, that if, within 10 days after the Adjustment Date, Seller gives Buyer notice requesting the Excess Value Inventory, Buyer shall not be obligated to sell Excess Value Inventory and instead shall convey it to Seller on the same terms as the conveyance contemplated by Section 3.5(a). The Excess Value Inventory shall have a book value (based on the amount thereof utilized in calculating the Closing Net Asset Value, as finally determined) not less than the Excess Value. If Seller does not give notice requesting the Excess Value Inventory as provided above, Buyer shall endeavor to sell the Excess Value Inventory on behalf of Seller in the ordinary course of Buyer's business on terms similar to those applicable to the remaining Closing Inventory. Buyer shall be entitled to favor the sale of its own Inventory over the sale of Excess Value Inventory. Neither Seller, Eagle nor Parent shall challenge in any respect Buyer's efforts to sell the Excess Value Inventory, except for Buyer's failure to make any effort to sell the Excess Value Inventory. Promptly after receipt by Buyer of any proceeds from the sale of Excess Value Inventory, Buyer shall pay to Seller such proceeds, net of an amount equal to 17% of such proceeds.

         3.4  Adjustment for Receivables.

              (a) On or before the fifth Business Day after the Closing Date, Seller shall deliver to Buyer a list of all Receivables included in the Acquired Assets as of the Closing (the "Closing Receivables") showing, in each case, the name of the customer owing such Receivable, the date and number of each outstanding invoice and the amount owed by such customer on each such invoice. The total of all such Receivables, less the amount of the Receivables Reserves, shall equal the amount included for Receivables in Seller's calculation of Closing Net Asset Value set forth in the Closing Net Asset Value
Statement. Buyer shall provide Seller with access to the books and records of Buyer to the extent necessary to prepare such list. Seller shall write-off any Business-Related Receivables as of the Closing that are known to be uncollectable and shall not pursue further attempts to collect such Receivables, and none of the Receivables referred to in this sentence shall be included as Closing Receivables.

              (b) After the Closing, Buyer shall have full right and authority to collect for its own account all Closing Receivables. Seller shall immediately pay to Buyer any amount received by Seller after the Closing attributable to payment of any Closing Receivables, except with respect to Assigned Receivables after assignment thereof to Seller as provided below. Within 30 days after the Cut-Off Date, Buyer shall give Seller notice (the "Receivables Notice") specifying the aggregate amount of Closing Receivables collected by Buyer during the period from the Closing Date through the Cut-Off Date (the "Collected Amount") and, if the (i) Receivables Reserve exceeds (ii) the face amount of the Closing Receivables minus the Collected Amount (the "Uncollected Amount"), then simultaneous with giving the Receivables Notice Buyer shall pay to Seller cash in an amount equal to such excess plus interest accrued on the amount of such excess from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Note Rate. If the Uncollected Amount exceeds the Receivables Reserve (the "Receivables Deficiency"), then within five Business Days after the date that the Receivables Notice is given, Seller shall pay to Buyer cash in an amount equal to the Receivables Deficiency, plus interest accrued on the amount thereof from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Note Rate. On the date that the Receivables Notice is given or, if there is a Receivables Deficiency, on such date that Seller shall pay Buyer an amount equal to the Receivables Deficiency plus interest as aforesaid, Buyer shall select and assign to Seller any of the Closing Receivables (including the unpaid portion of any Closing Receivables) that were not collected during the period from the Closing Date through the Cut-Off Date and as to which Buyer has not compromised or settled the customer's obligation in an aggregate face amount (the "Assigned Receivables") equal to the lesser of (i) the Uncollected Amount minus 50% of the Receivables Reserve and (ii) 35% of the Uncollected Amount, provided that Buyer shall not be obligated to assign any Receivables to Seller if the amount referred to in clause
(i) is zero or a negative number. If on the Cut-Off Date the Closing Net Asset Value shall not have been finally determined, Buyer shall have given a dispute notice pursuant to
Section 3.2(b) including a dispute with respect to the Receivables Reserves and Buyer shall not have elected to extend the Cut-Off Date, then the Receivables Reserves shall be deemed to have been finally determined for purposes of determining the Closing Net Asset Value and the Receivables Reserve as the amount thereof used in determining Closing Net Asset Value, as set forth in the Closing Net Asset Value Statement delivered by Seller. Upon an assignment to Seller of Assigned Receivables pursuant to this Section, Buyer shall have no further responsibility with respect to any such Assigned Receivables and shall not be entitled to receive any portion of any amounts collected by Seller with respect thereto, and Seller shall be entitled to undertake any and all collection efforts with respect to any such Assigned Receivables as it may elect.
After the effectiveness of any such assignment of Assigned Receivables, Buyer shall immediately pay to Seller any amount received by Buyer after the Cut-Off Date within 90 days after the Cut-Off Date attributable to payment of any Closing Receivables. For purposes of this Section 3.4, all amounts collected on account of Receivables shall be applied as indicated by the customer or, if no indication is made, to the oldest outstanding Receivable, except to the extent that the customer has asserted to Buyer a colorable defense against a Receivable as to which payment would otherwise be applied hereunder.

         3.5  Adjustment for Inventory.

              (a) After the Closing, Buyer shall attempt to sell the Inventory included in the Acquired Assets as of the Closing (the "Closing Inventory") in the ordinary course of its business at a profit in a manner consistent with Seller's past practices. If any Closing Inventory (excluding Excess Value Inventory) remains unsold at April 30, 1995, Buyer shall have the right (but not the obligation) to give to Seller notice by May 20, 1995, identifying some or all of such items of unsold Inventory (the "Remaining Inventory") and the volume (in pounds or other applicable units) of each item. Within five Business Days after such notice is given, Seller may make an offer in writing to Buyer to purchase all or any portion of such Remaining Inventory for an amount in cash specified in such offer. If within five Business Days after Seller gives Buyer notice of such offer Buyer gives to Seller notice of acceptance of such offer, on the fifth Business Day after such notice of acceptance is given Buyer shall sell such Remaining Inventory to Seller, f.o.b. its location at the time on an "as is" basis without any representation or warranty, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED and Seller shall pay to Buyer cash in the amount specified in Seller's offer within 30 days after such fifth Business Day.
If Seller does not so make such an offer to purchase or, if so made, Buyer does not so accept such offer, then Buyer shall attempt to sell such Remaining Inventory as first-quality goods, if possible, or as close-outs. Buyer shall be entitled to favor the sale of its own Inventory over the sale of the Remaining Inventory. Neither Seller, Eagle nor Parent shall challenge in any respect Buyer's efforts to sell the Remaining Inventory, except for Buyer's failure to make any effort to sell the Remaining Inventory.

              (b) If Buyer is obligated to attempt to sell Remaining Inventory pursuant to the third to last sentence of
Section 3.5(a), on or before July 31, 1995, Buyer shall give Seller notice (the "Inventory Adjustment Notice") of the total amount of cash received by Buyer with respect to sales of Remaining Inventory by it through June 30, 1995, net of Buyer's direct out-of-pocket costs incurred in attempting to sell the Remaining Inventory (the "Remaining Inventory Revenues"). If
(i) the book value of the Remaining Inventory, less the Inventory Reserves, less the book value of any Remaining Inventory that is unsold as a direct result of Buyer voluntarily ceasing to market after the Closing the product line that includes such Inventory (the "Discontinued Book Value"), plus, if there is any Discontinued Book Value, an amount equal to the Inventory Reserves multiplied by a fraction, the numerator of which is the Discontinued Book Value and the denominator of which is the book value of the Closing Inventory (such book values referred to in this clause (i) to be based on the amounts thereof utilized in calculating Closing Net Asset Value, as finally determined) exceeds (ii) the Remaining Inventory Revenues (such excess, the "Inventory Deficiency"), then, effective on the date that the Inventory Adjustment Notice is given to Seller, the outstanding principal amount of the Purchase Price Note shall be reduced by the lesser of (i) the Inventory Deficiency and (ii) $500,000 (such lesser amount, the "Inventory Adjustment Amount"). If any Inventory Adjustment Amount remains after such principal amount shall have been reduced to zero, Seller shall pay to Buyer the balance of the Inventory Adjustment Amount in four equal annual installments commencing on the fifth Business Day after the date such Inventory Adjustment Notice is given and on the next three succeeding anniversaries of such date, plus interest accrued on the balance of the Inventory Adjustment Amount at the Note Rate from the Closing Date to the date of each such payment. In addition, if there is an Inventory Deficiency and if any Remaining Inventory remains unsold, then effective on the date that the Inventory Adjustment Notice is given Buyer shall convey to Seller, on the same terms as the conveyance contemplated by Section 3.5(a), Remaining Inventory with a book value (based on the amount thereof utilized in calculating Closing Net Asset Value, as finally determined) equal to the Inventory Adjustment Amount or, if there is not sufficient Remaining Inventory to do so, then all of the Remaining Inventory.

         3.6  (Intentionally omitted).

         3.7 Royalty Payments. Buyer shall pay to Seller royalties with respect to certain future sales of Buyer in accordance with the provisions of Exhibit C hereto.

         3.8 Payments. All payments of cash required to be made pursuant to this Article 3 shall be made by wire transfer of immediately available funds to such account in the United States as shall be designated by the party entitled to receive the payment in a notice to the party required to make the payment given at least two Business Days prior to the date such payment is due. Any payments pursuant to Article 3 (excluding pursuant to Section 3.1 or 3.7) shall be deemed to be an adjustment to the Purchase Price.


         3.9 Allocation of Purchase Price. The parties hereto agree that the consideration for the Acquired Assets shall be allocated as follows:

         (a)  an amount equal to the book value of the Closing
Receivables, net of the Receivables Reserves, shall be allocated to the Receivables;

         (b)  an amount equal to the book value of the Closing
Inventory, net of the Inventory Reserves, shall be allocated to the Inventory;

         (c) an amount equal to the book value, as of the Closing Date, of the Other Current Assets shall be allocated to the Other Current Assets; and

         (d)  $900,000 shall be allocated to the Supplies.

         The parties hereto agree to file all tax returns in a manner that reflects the allocation set forth above.


         4.  REPRESENTATIONS AND WARRANTIES OF SELLER, EAGLE
AND PARENT.

         Seller, Eagle and Parent hereby jointly and severally represent and warrant to Buyer and NSC that:

         4.1 Organization. Each of Seller, Eagle, Parent and GAMI is a corporation duly organized and validly existing in good standing under the laws of Delaware. Seller has the corporate power to own its assets and carry on the Business as it is now conducted. Seller is duly qualified to do business and is in good standing in the states and other jurisdictions listed in Schedule 4.1 hereto, which includes all states and jurisdictions where qualification is required in connection with the conduct of the Business, except where the failure to so qualify would not have a Material Adverse Effect. Seller has delivered to Buyer prior to the date of this Agreement complete and correct copies of the Certificate of Incorporation and By-Laws of Seller, as currently in effect. Eagle is the sole record and beneficial owner of all of the outstanding capital stock of Seller. Seller does not own any shares of capital stock of any other corporation or any equity interest in any partnership, joint venture or other entity.

         4.2 Authority; Binding Effect. Each of Seller, Eagle and Parent has full power and authority to execute and deliver this Agreement and the other instruments and documents required or contemplated by this Agreement to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein, and GAMI has full power and authority to execute and deliver the GAMI Guarantee and to perform its obligations thereunder. Such execution, delivery, performance and consummation do not and will not (i) contravene any provision of the certificate of incorporation or by-laws or similar governing instrument of Seller, Eagle, Parent or GAMI, (ii) except to the extent expressly indicated on Schedule 4.5, contravene or conflict with, result in a breach of, entitle any party not to perform under, require any consent, approval or waiver of any party (other than Seller) to, or entitle any party (with notice or the passage of time or both) to terminate, accelerate any obligation under, materially alter the terms of or call a default with respect to, any Seller Contract (any of the foregoing referred to in this clause (ii), including those referred to on Schedule 4.5, being defined as a "Contract Default"), (iii) result in the creation of a Lien upon any of the Transferred Assets, (iv) result in any violation by Seller, Eagle, Parent or GAMI of any law, rule or regulation applicable to it, (v) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority applicable to Seller, Eagle, Parent or GAMI, or (vi) except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (including a notification and report form and related exhibits, which Seller duly filed under the HSR Act on August 1, 1994), require any consent or approval of, notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly authorized by all necessary corporate action of each of Seller, Eagle and Parent, has been duly executed and delivered by each of Seller, Eagle or Parent and constitutes, and the other instruments and documents required or contemplated by this Agreement to be executed by Seller, Eagle or Parent will be duly executed by it as so required or contemplated and when so executed will constitute, its valid and binding obligation, enforceable against it in accordance with the terms thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The GAMI Guarantee has been duly authorized by all necessary corporate action of GAMI, has been duly executed and delivered by GAMI and constitutes its valid and binding obligation, enforceable against it in accordance with the terms thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

         4.3  Financial and Other Information; Absence of
Adverse Changes.

              (a)  Attached as Schedule 4.3(a) hereto are
unaudited (i) balance sheets of the Business as of July 1, 1994, December 31, 1993 and December 31, 1992 and (ii) the related statements of operating income of the Business for each of the one year periods (or, in the case of such July 1, 1994, statements, six months) then ended. (The foregoing financial statements, in each case including the notes thereto, are referred to collectively as the "Financial Statements"; and the foregoing July 1, 1994, balance sheet, the "Pre-Closing Balance Sheet.")

              (b) Schedule 4.3(b) hereto correctly sets forth the total net sales (determined in accordance with Unmodified
GAAP) by the Business of Hand Knit Yarn, Jobber/Industrial Yarn, latch-hook Craft Kits and non-latch-hook Craft Kits and, in the case of yarn, total volume sold in pounds, for Seller's 1993 and 1992 fiscal years and for six months ended July 1, 1994. The Net Asset Value was within $300,000 of $21.5 million as of December 31, 1993, and was within $200,000 of $17.6 million as of July 1, 1994. The total net sales by the Business to the Excluded Business was $1,083,000 in 1992, $933,000 in 1993 and $292,000 in the first six months of 1994.

              (c) The detailed product sales information set forth on Schedule 4.3(c) is true and correct in all material respects.

              (d) The statements of operating income included in the Financial Statements do not contain any material items of special or nonrecurring income, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets since December 31, 1989; nor have there been any transactions since December 31, 1993, giving rise to material special or nonrecurring income or any such write-up or revaluation. Inventories have been valued throughout the periods after December 31, 1991 on a consistent basis. The books and accounts of Seller relating to the periods after December 31, 1991 are complete and correct and fairly reflect all of the transactions of Seller relating to the Business. The Financial Statements are in accordance with the books and records of Seller, were prepared in conformity with Unmodified GAAP applied on a consistent basis and present fairly the financial position and results of operations of the Business as of the dates and for the periods indicated, except as otherwise stated in the notes to the Financial Statements and except that the Financial Statements do not have footnotes required by Unmodified GAAP and the statements of operating income only reflect the operating income of the Business.

              (e)  Except as set forth in Schedule 4.3(e),
since December 31, 1993: (i) there has been no general wage increase for hourly Business Employees; (ii) no capital expenditures have been authorized or made by Seller with respect to the Business other than those in the ordinary course of business and that in the aggregate do not involve expenditures by Seller of more than $1,000,000; (iii) there have been no sales or other dispositions or acquisitions (including by purchase, lease as lessee or otherwise) of Business-Related properties or assets by Seller other than those in the ordinary course of business and that in the aggregate (excluding sales and acquisitions of Inventory in the ordinary course of business) do not involve expenditures by Seller of more than $10,000; (iv) there have been no damages or destructions, whether or not fully covered by insurance, of or to any Business-Related properties or assets with a book value in excess of $25,000; (v) neither Seller, Eagle nor Parent has received written notice that any party to any Seller Contract intends to cancel or terminate any of such agreements or to exercise or not exercise any options thereunder; (vi) the operations and business of Seller relating to the Business have been conducted in all respects only in the ordinary course consistent with past practice (except for the execution of this Agreement) and, in particular, Seller has not increased its production of Inventory, accelerated the collection of Receivables or deferred the payment of Trade Payables or Other Accrued Expenses as compared to Seller's past practices; and
(vii) there has been no Material Adverse Effect.

         4.4  Transferred Assets.

              (a) Title. Seller has as of the date of this Agreement, and on the Closing Date will have and convey to Buyer, transferable title to all the Acquired Assets (except the Receivables owned by the Receivables Trustee, as to which the Receivables Trustee will transfer transferable title to Buyer on the Closing Date), subject to no Lien, other than those set forth in Schedule 4.4(a) hereto, which (individually or in the aggregate) do not materially adversely affect any Acquired Asset or interfere with the conduct of the Business as now conducted. No other person has any right to the use or possession of any of the Acquired Assets. Except with respect to Liens listed in Schedule 4.4(a), no financing statement under the Uniform Commercial Code with respect to any of the Acquired Assets has been filed in any jurisdiction and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. The Transferred Assets are sufficient for Buyer to conduct and operate the Business as now being conducted by Seller.

              (b) Real Property. Schedule 4.4(b) hereto sets forth a complete and accurate list of all Real Property, wherever located, owned, used or occupied by Seller in the conduct of the Business (the "Property"), including, with respect to each parcel of Property, its street address.
Schedule 4.5 includes a true and correct list of all Contracts ("Real Property Leases") for the use or occupancy by Seller in connection with the Business of Real Property, including fixtures, buildings, improvements, appurtenances, easements and rights of way. The monthly rent payable by Seller under the Quest Lease is $1,300. Except as disclosed on Schedule 4.4(b) hereto, all Property conforms in all material respects with all applicable building, zoning, environmental, land use and other laws, ordinances, codes, orders and regulations and the current use of such Property conforms in all material respects with such laws, ordinances, codes, orders and regulations. All necessary occupancy and other certificates and Permits for the lawful use and occupancy of the Property and the Machinery and Equipment thereon have been issued. All notes or notices of violations of law, ordinances, codes, orders or regulations noted in or issued by any state, county, municipal or local department having jurisdiction against or affecting any of such Property have been complied with. All Property has access over currently utilized facilities and land (independent of any facilities or other property not included in the Property) to all public roads necessary to the conduct of the Business carried out on Property by Seller. No condemnation or eminent domain proceeding against or affecting all or any portion of any Property is pending or, to the best knowledge of Seller, Eagle and Parent, threatened. No person is in possession of (or has any right, absolute or contingent, to possess superior to Seller's right to possess) all or any portion of the Property, except for lessor's right under any Real Property Lease to retake upon termination of such Real Property Lease the Property leased to Seller thereunder and except as expressly provided in the Shared Services Agreement. There are no disputes with, or notices from, the lessor under any Real Property Lease that have not been fully resolved and satisfied.

              (c) Machinery and Equipment. Schedule 4.4(c) hereto sets forth a complete and accurate list as of July 31, 1994, of (i) each item of Business-Related Machinery and Equipment with a book value or, in the case of leased items, fair market value in excess of $10,000 (the "Principal Machinery and Equipment") specifying the facility at which it was then located and, in the case of owned equipment, its date of purchase, method of depreciation, book value as of July 31, 1994, and monthly amount of depreciation and (ii) the categories of other Business-Related Machinery and Equipment, specifying the total book value of all such Machinery and Equipment included in each such category. None of the Business-Related Machinery and Equipment has been moved to a different facility since July 31, 1994. The Machinery and Equipment listed or included in the categories listed on
Schedule 4.4(c) (i) comprises sufficient Machinery and Equipment for Buyer to conduct and operate the Business as now being conducted by Seller, (ii) is in working order, is free from any material defects and has been maintained, all in a manner sufficient for Buyer to conduct and operate the Business as now being conducted by Seller, and (iii) will be included in the Leased Assets. No other person has any right to use or possession of any of the Machinery and Equipment included in the Leased Assets, except for lessors to Seller upon default under the applicable lease of any such Machinery and Equipment and except as expressly provided in the Shared Services Agreement.

              (d) Insurance. Set forth in Schedule 4.4(d) is a list of all policies of fire, liability, product liability, workers compensation and other forms of insurance presently in effect with respect to the Business and the Transferred
Assets. All such policies are in full force and effect and Seller has not received any notice of cancellation with respect thereto. During the past three years, no application by Seller for insurance with respect to the Transferred Assets has been denied for any reason.

              (e)  Inventory.  Schedule 4.4(e) hereto sets
forth a complete and accurate list of the locations of Seller's Inventory. The values of all Business-Related Inventory of Seller as shown by the books of Seller do not exceed the aggregate of cost (determined on a FIFO basis) or market thereof (whichever is lower) in accordance with Unmodified GAAP applied consistently with the Financial Statements. There have been no material acquisitions or dispositions by Seller of Business-Related Inventory since December 31, 1993, except in the ordinary course of business.

              (f)  Receivables.  Schedule 4.4(f) hereto
contains a summary statement as of August 5, 1994, indicating the aging of all outstanding Business-Related Receivables, which is correct in all material respects.

              (g) Permits. Schedule 4.4(g) hereto sets forth a list of all Permits (including, without limitation, Environmental Permits) used or held for use in connection with the conduct of the Business as presently conducted. Such Permits include all Permits the use and exercise of which are necessary for the conduct of the Business as now conducted or the ownership, use or possession of the Acquired Assets or the use or possession of the Leased Assets, and, except as set forth in Schedule 4.4(g), all such Permits will be assigned to Buyer as of the Closing and Buyer will be entitled to all authorizations and benefits provided thereunder. Seller (except as set forth in Schedule 4.4(g)) is in compliance in all material respects with all Permits.

              (h)  Intellectual Property; Software;
Technology. The Intellectual Property, Technology and Software owned by or licensed to Seller and related to, used in, or held for use in, the Business (the "Business Intellectual Property") is sufficient for Buyer to conduct and operate the Business as now being conducted by Seller. Schedule 4.4(h) hereto sets forth a list of all Intellectual Property and Software included in the Business Intellectual Property and any licenses or other agreements relating thereto, and contains an indication of any governmental registrations made by Seller of Business Intellectual Property. Except as indicated on such Schedule, all Intellectual Property included on such Schedule and shown as registered has been duly registered and filed. Except as set forth on Schedule 4.4(h), Seller is the sole and exclusive owner of, and has the sole and exclusive right to use, the Business Intellectual Property, in each case free and clear of any Lien, free from any requirement of any past, present or future royalty payments, license fees, charges or other payments and subject to no interference or other contest proceeding. Seller has, and at the Closing will assign to Buyer, valid, binding and enforceable rights to use all Business Intellectual Property not owned by Seller. Except as set forth in Schedule 4.4(h), Seller has not granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights with respect to, any of the Business Intellectual Property. No claims have been made by Seller of any violation or infringement by others of the rights of Seller with respect to any Business Intellectual Property, and Seller does not know of any basis for the making of any such claim. To the best knowledge of Seller, Eagle and Parent, the Business has not violated or infringed any Intellectual Property or Technology rights of others. Seller has not received any written notice from any other person pertaining to or challenging the right of Seller to use any Business Intellectual Property.

              (i)  Other Current Assets.  Schedule 4.4(i)
hereto sets forth a list of the Other Current Assets included in the Pre-Closing Balance Sheet and their respective book values.

         4.5 Contracts. Schedule 4.5 hereto sets forth a list of all Business-Related Contracts (excluding Routine Contracts) of categories (a) through (p) of Schedule 4.5 (collectively, and together with Routine Contracts, "Seller Contracts"), separately indicating each amendment or modification under each such Contract. Seller has at or prior to the date of this Agreement furnished to Buyer true and complete copies of all Contracts and amendments and modifications thereto listed on
Schedule 4.5. Except as expressly indicated on Schedule 4.5, neither Seller nor, to Seller's, Eagle's or Parent's knowledge, any other party to any Seller Contract is in default or is claimed to be in default in complying with any material provision of any Seller Contract or has committed or permitted any event which, with notice or the passage of time or both, would constitute such a default; and each Seller Contract is in full force and valid and binding upon the Seller, and (to its knowledge) upon any other parties thereto. The Routine Contracts not listed on Schedule 4.5 will not require the expenditure by Buyer after the Closing of more than $100,000 in the aggregate.

         4.6 Litigation; Compliance with Law. Except as disclosed on Schedule 4.6 hereto, there is no action, suit or proceeding pending or, to the best of Seller's, Eagle's and Parent's knowledge, threatened against or affecting Seller, the Business or Transferred Assets. No investigation or review by any governmental entity with respect to Seller or the Transferred Assets is pending or, to the best of Seller's, Eagle's and Parent's knowledge, threatened. The Business is being conducted in compliance in all material respects with all laws, ordinances, codes, rules, standards, regulations, requirements, decrees or orders of any judicial or governmental entity (collectively, "Legal Requirements") applicable to Seller, the Business or any of the Transferred Assets. No event has occurred and is continuing that permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit. Seller has not received any written notice from any governmental authority asserting any noncompliance with any Legal Requirement or Permit.

         4.7 Taxes. Seller, and any consolidated, combined or unitary group of which Seller is or was a member, have timely filed all federal income tax returns and all other federal, state, municipal, local, foreign and other returns, estimates and reports of Taxes ("Tax Returns") which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid.


         4.8  Employee Benefits.

              (a) Set forth in Schedule 4.8(a) hereto is a complete and correct list of:

                    (i)  each "employee benefit plan" within
         the meaning of Section 3(3) of the Employee Retirement
         Income Security Act of 1974, as amended ("ERISA"), and

                   (ii)  any other employee benefit plan,
         arrangement or policy, including, without limitation, any stock option, stock purchase, sick leave, vacation pay, holiday pay, employee loan, educational assistance, incentive or bonus plan, policy or arrangement or any employment, indemnification, consulting or severance plan, policy or agreement, covering current or former employees of Seller employed in the Business ("Business Employees"), whether written or oral ("Benefit Plans"). Seller has delivered to Buyer prior to the date of this Agreement complete and correct copies of each Benefit Plan or written summaries of any unwritten Benefit Plan.

              (b) Within the last seven years, Seller has not contributed to or had an obligation to contribute to any "defined benefit plan" within the meaning of Section 3(35) of ERISA.

              (c) Seller has never contributed to or had an obligation to contribute to a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

              (d) No event has occurred nor does any condition exist with respect to any employee benefit plan or arrangement maintained, sponsored or contributed to by Seller or any entity which is treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") which could subject NSC or Buyer, directly or indirectly (through an indemnification agreement or otherwise), to liability, including, without limitation, liability under Section 412, 4971, 4975 or 4980B of the Code or Section 406 or Title IV of ERISA. Neither the execution of this Agreement nor the Closing will be a "reportable event" under Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any defined benefit plan maintained, sponsored or contributed to by an ERISA Affiliate.


              (e) Schedule 4.8(e) sets forth: (i) the amount of premiums paid by Seller or an ERISA Affiliate of Seller with respect to current and former employees of the Business under any insured group health plan for each of the last three years; and (ii) the amount of claims paid by Seller with respect to current and former employees of the Business under any self-insured group health plan for each of the last three years. Except as set forth on Schedule 4.8(e), no Benefit Plan provides life, health or other welfare benefits to retirees or other terminated employees, other than continuation coverage mandated by Section 4980B of the Code or any state law requiring similar continuation coverage.

              (f) Except with respect to payments of amounts due under the Severance Pay Policy, the execution and performance of this Agreement will not trigger or accelerate the payment or vesting, or increase the amount of compensation or remuneration (whether of severance pay or otherwise) due any employee, former employee, or director of Seller.

              (g) Schedule 4.8(g) hereto sets forth a complete and correct list, with respect to each Business Employee, of his or her name, date of birth, date of hire, job title, job classification, location of employment, current annual salary or hourly wage rate, salary rate as of December 31, 1993 (as to each salaried and clerical employee only) and total compensation during 1993.

              (h) Schedule 4.8(h) hereto sets forth a complete and correct copy of Seller's severance pay policy (the "Severance Pay Policy"). Schedule 4.8(h) also sets forth a complete and correct list showing the amount of severance pay due to each Business Employee in accordance with the Severance Pay Policy, assuming that he or she were terminated by Seller as of the Closing and not offered employment by Buyer.

         4.9  Labor Relations.

              (a) Seller is not a party to or bound by any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Business Employees. Since
December 31, 1992, there has not occurred or, to the best knowledge of Seller, Eagle and Parent, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Business Employees. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the best knowledge of Seller, Eagle and Parent, threatened with respect to any Business Employee. Seller has paid or made provision for payment of all salaries and accrued wages and has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, labor relations, equal employment opportunity, fair employment practices, entitlements, and the payment and withholding of Taxes, and has withheld and paid to the appropriate government authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees. Seller has on file a properly completed Immigration and Naturalization Service Form I-9 for each Business Employee to the extent required by law, and Seller has duly examined all appropriate documentation in connection therewith.

              (b) During the preceding 90 days, there has been no "employment loss" (as defined in the WARN Act) with respect to any Business Employee.

         4.10  Environmental Matters.

              (a) Seller has obtained all permits, licenses and other authorizations that are required with respect to the ownership or occupancy of any Transferred Asset or the operation of the Business as currently conducted under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals, petroleum substances, petroleum substance derivatives or industrial materials, substances or wastes into the environment, including but not limited to ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals, petroleum substances, petroleum substance derivatives or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder being herein referred to as "Environmental Laws"). Except as expressly set forth on
Schedule 4.10, Seller is in compliance in all material respects with all terms and conditions of all Environmental Permits required under the Environmental Laws, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Seller has not received any notice within the five years preceding the date of this Agreement alleging noncompliance with any Environmental Law, and neither Seller, Eagle nor Parent knows of any fact or circumstance that could reasonably give rise to or with the passage of time could reasonably be likely to give rise to such notice.

              (b)  There is no civil, criminal or
administrative action, demand, claim, investigation, order, notice, or proceeding pending or threatened against Seller, under or relating to the Environmental Laws or the Environmental Permits.

              (c) Except as disclosed on Schedule 4.10, there are no past or present events, conditions, circumstances or plans that may interfere with or prevent compliance or continued compliance with respect to the Business or the Transferred Assets with the Environmental Laws or Environmental Permits, or that may give rise to any common law or other legal liability or obligation with respect to the Business or the Transferred Assets, including, but not limited to, liability or obligation under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, petroleum substance, petroleum substance derivative, industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, except as disclosed on Schedule 4.10, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) has occurred or is currently occurring in connection with the conduct of the Seller's business and there is no spill, deposit or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) at, on, into, under or having originated from any facility of Seller, including without limitation, at any off-site location whatsoever.
Except as disclosed on Schedule 4.10, the Transferred Assets do not include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is not now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in friable condition within the next five years; or any underground tank that contains or in the past has contained petroleum products or any toxic or hazardous material, substance or waste, as those terms are defined in the Environmental Laws, which tank has not been determined by Petro Tite test or equivalent method to be free of leaks within the last twelve months. All underground tanks previously used in connection with the Transferred Assets were free of leaks.

         4.11 Customers and Suppliers. Schedule 4.11 contains a true and complete list of (i) the names of, and the dollar volume of products or services purchased from, each of Seller's 25 largest suppliers of products and services to the Business during the year 1993 and first six months of 1994 and (ii) the dollar volume of sales to each of Seller's 25 largest customers (in terms of sales and gross profits) of products and services of the Business during such periods. Neither Eagle, Parent nor Seller has received notice from any such customer or supplier that it does not intend to continue, or currently is contemplating ceasing or materially changing the nature of, business dealings with the Business.

         4.12 Transactions with Related Person. Schedule 4.12 contains a true and complete description of all transactions between Seller, on the one hand, and Eagle, Parent or any of their or Seller's respective Related Person, on the other hand, that have occurred since December 31, 1992, or that have not been fully performed and discharged as of the date of this Agreement (whether under any of the Contracts listed on Schedule 4.5 or otherwise). For purposes of this Agreement, a "Related Person" of a specified person is (i) an Affiliate of the person specified, (ii) a director or officer of any of the foregoing, (iii) a spouse, parent, sibling, child, mother-or father-in-law, son-or daughter-in-law, or brother-or sister-in-law of any of the foregoing, and (iv) any trust or other estate in which any of the foregoing has a substantial beneficial interest or as to which any of the foregoing serves as trustee or in a similar fiduciary capacity.

         4.13 Investment. Seller will be acquiring the Purchase Price Note for investment for its own account and not with a view to public distribution thereof.

         4.14  Disclosure of All Material Facts.  The
information provided to Buyer or NSC by Seller, Eagle or Parent, taken as a whole, does not contain any misstatement relating to this Agreement, Seller, the Business or the Transferred Assets, or omit to state any fact relating to this Agreement, Seller, the Business or the Transferred Assets that, in either case, may reasonably be expected to have a Material Adverse Effect.



         5.  REPRESENTATIONS AND WARRANTIES OF BUYER AND NSC.

         Buyer and NSC hereby jointly and severally represent and warrant to Seller, Eagle and Parent that:

         5.1 Organization. Buyer is a corporation duly organized and validly existing in good standing under the laws of Delaware. NSC is a corporation duly organized and validly existing in good standing under the laws of New York.

         5.2 Authority; Binding Effect. Each of Buyer and NSC has the corporate power and authority to execute and deliver this Agreement and the other instruments and documents required or contemplated by this Agreement to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. Such execution, delivery, performance and consummation do not and will not (i) contravene any provision of the certificate of incorporation or by-laws of Buyer or NSC,
(ii) result in any violation by Buyer or NSC of any law, rule or regulation applicable to it, (iii) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority applicable to Buyer or NSC or (iv) except for the applicable filing requirements of the HSR Act (including a notification and report form and related exhibits, which NSC duly filed under the HSR Act on August 1,
1994), require any consent or approval of or notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly authorized by all necessary corporate action of each of Buyer and NSC, has been duly executed and delivered by Buyer and NSC and constitutes, and such other instruments and documents required or contemplated by this Agreement to be executed and delivered by Buyer will be duly executed by it as so required or contemplated and when so executed will constitute, its valid and binding obligation enforceable against it in accordance with the terms thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

         5.3  NSC's Net Sales.  NSC's Net Sales for its
13 fiscal periods ended June 18, 1994 were not less than $19,375,000 (it being understood that if such Net Sales were actually less than $19,375,000, then the reference to $18,400,000 in Section (a) of Exhibit C shall be decreased by an amount equal to the difference between $19,375,000 and such actual amount).


         6.   COVENANTS.

         The parties covenant and agree as follows:

         6.1 Access. Between the date hereof and the Closing, Seller shall: (i) afford the officers, employees, auditors, attorneys and other authorized representatives of Buyer access during normal business hours to any and all premises, properties, personnel, files, books, records, documents and other information of Seller which Buyer may reasonably request;
(ii) make available for inspection and copying by Buyer or any such representatives of Buyer true and complete copies of any documents relating to the foregoing; and (iii) on as frequent and timely a basis as is practicable, furnish interim financial statements and summaries and other business and financial information that may be reasonably requested by Buyer.

         6.2 Public Announcements. Prior to the Closing, neither Seller, Eagle nor Parent, without the consent of Buyer, nor Buyer, without the consent of Seller, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other parties. Promptly following the execution and delivery of this Agreement, and promptly following the Closing, Seller and Buyer will cooperate in issuing joint statements to suppliers, customers and employees of the Business.

         6.3 Conduct of Business of Seller Prior to the Closing. Seller, Eagle and Parent agree that, during the period from the date hereof to the Closing, except as specifically consented to or approved by Buyer in writing, the business and operations of Seller shall be conducted only in the ordinary course and in a manner consistent with past practice.

              (a)  Without limiting the generality of the
foregoing, (i) Seller, Eagle and Parent shall not take any action that would be inconsistent with the representations and warranties contained in clauses (i) through (vii) of
Section 4.3(e) being true and correct as of the Closing, (ii) Seller will not take any action or fail to take any action that is reasonably likely to have a material effect on the business, results of operations, financial condition or prospects of the Business, and (iii) in general, Seller, Eagle and Parent shall not take any action that would result in a failure to meet the condition contained in Section 7.1.


              (b) Seller shall duly perform and comply with its obligations under the Seller Contracts required to be performed and complied with on or prior to the Closing Date.

              (c) From the date hereof to the Closing, Seller shall use its best efforts to preserve the business organization of the Business intact, to keep available to Seller the current services of its employees engaged in the Business and to preserve for Seller the goodwill of the Business's suppliers, customers and others with whom a business relationship exists; provided, however, that nothing shall permit Seller to dispose of any assets, make or agree to make any increase in compensation, or take any other action with respect to employees, suppliers or customers that is inconsistent with current policies and practices of Seller or with any other provisions of this Agreement.

         6.4 Consents. Seller will use its reasonable efforts to obtain the consents of other parties required for the consummation of the transactions contemplated hereunder or which if not obtained could constitute a breach or default under any Seller Contract.

         6.5  Confidential Information.

              (a)  Prior to the Closing and after the
termination of the Agreement if there is no Closing, NSC shall, and shall cause Buyer, NSC's Affiliates and their respective directors, officers, employees, auditors, attorneys and other authorized representatives ("Representatives") to, hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Seller Confidential Information (as defined below), not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review and, if the Agreement is terminated without the Closing having occurred, not use the Seller Confidential Information for any other purpose. As used in this Section 6.5(a), "Seller Confidential Information" shall mean all information concerning Seller obtained by NSC or Buyer from Seller, Eagle or Parent or any of their Representatives in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with Seller, Eagle or Parent,
(iii) which is or becomes known to the public, other than through a breach of this Agreement, or (iv) independently acquired or developed by Buyer or NSC without violating any of its obligations under this Section 6.5(a).

              (b) Parent shall, and shall cause Eagle, Seller, Parent's Affiliates, and their respective Representatives to, hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information (as defined below) and shall not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby. As used in this Section 6.5(b), "Confidential Information" shall mean all information concerning the Business or NSC except information
(i) ascertainable or obtained from public information,
(ii) received from a third party not employed by or otherwise affiliated with Buyer, NSC, Seller, Eagle or Parent, or
(iii) which is or becomes known to the public, other than through a breach of this Agreement.

         6.6 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts at its own expense and in compliance with applicable law to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers of Seller and Buyer, as appropriate, shall take all such action. After the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of the Business or the Acquired Assets. In addition, after the Closing Seller shall take all necessary and appropriate action reasonably requested by Buyer to cause the Buyer Receivable Assets (as defined in the Receivables Sales Agreement) to be conveyed to Buyer.

         6.7 HSR Act. Seller and Buyer each shall respond promptly to inquiries, if any, from the Federal Trade Commission or the Department of Justice in connection with the filings required for the transactions contemplated hereunder by the HSR Act. Seller shall pay the fees in connection with the filings required by the HSR Act.

         6.8 Notification of Certain Matters. Between the date hereof and the Closing, Seller, Eagle and Parent shall give prompt notice in writing to Buyer of: (i) any information that indicates that any representation or warranty of Seller, Eagle and Parent contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing, (ii) any notice or other communication from any other person alleging that the consent of such other person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents indicated as required on Schedule 4.5 hereto), and (iii) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Seller Contract.

         6.9 Expenses; Transfer Taxes. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Eagle shall pay, and shall indemnify and hold harmless Buyer from and against, all sales, use, transfer, real property gains or similar taxes imposed as a result of the transfer or lease of the Transferred Assets to Buyer pursuant to this Agreement. Buyer shall take such reasonable action as Seller shall request to minimize such taxes, provided that Buyer shall not be obligated to violate any Legal Requirement.

         6.10 Non-Solicitation of Transactions. From and after the date of this Agreement, Seller, Eagle and Parent shall not, and shall cause their respective Affiliates (including their respective directors, officers, employees and advisors) not to, solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, any person or group, other than NSC, Buyer, and NSC's Affiliates (including their respective Representatives), concerning a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, the Business (any such transactions being referred to herein as an "Acquisition Transaction"), and Seller, Eagle and Parent shall not, and shall cause their respective Affiliates (including their respective Representatives) not to, accept any proposal with respect to any Acquisition Transaction. If Seller, Eagle, Parent or any of their respective Affiliates (including their respective Representatives) shall receive any proposal with respect to any Acquisition Transaction, Seller, Eagle or Parent shall immediately communicate to Buyer the terms of such proposal.

         6.11 Non-Competition. Each of Parent, Eagle and Seller agrees that it shall not, and shall cause the GAMI Affiliates not to, prior to the tenth anniversary of the Closing Date (the "Non-Compete Period"), directly or indirectly, individually or for, with or through any other person (which shall be deemed to include any equity participation in any other person), compete with Buyer or any subsidiary or other Affiliate of Buyer or any of its or their successors or assigns of the Acquired Assets (collectively, "Non-Compete Parties"), with respect to the Business in the United States, Mexico or Canada; provided, however, that nothing herein shall be construed to prevent Parent, Eagle, Seller or any of their Affiliates from (i) selling any Excess Value Inventory or Remaining Inventory acquired by Seller pursuant to Section 3.3(b) or Section 3.5, respectively, (ii) engaging in the Excluded Business or (iii) owning in the aggregate for all such entities, as an investment, up to 5% of a class of equity securities issued by any competitor of any Non-Compete Party that is publicly traded and registered under
Section 12 of the Securities Exchange Act of 1934. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each county and city (or other similar subdivision) included within each state or other jurisdiction and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the covenants deemed included in this Section are, taken as a whole, reasonable in their geographic scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant, then the unenforceable covenant shall be modified in order to make it acceptable to the court and enforced accordingly, or, if necessary, deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced.

         6.12 Non-Solicitation of Employees. Except with the consent of Buyer, which shall not be unreasonably withheld, Seller, Eagle and Parent agree that neither Seller, Eagle, Parent nor any of their respective Affiliates will, directly or indirectly, (i) prior to the fifth anniversary of the Closing Date, influence or attempt to influence any person employed by Seller not to accept employment with Buyer or, if employed by Buyer, to leave Buyer's employ, or (ii) prior to the second anniversary of the Closing Date, employ any Business Employee to whom Buyer has offered employment on terms comparable to such Business Employee's terms with Seller prior to the Closing.

         6.13  Machinery and Equipment.

              (a) On or before the first anniversary of the Closing Date, Buyer shall give Seller notice designating the items of Machinery and Equipment included in the Leased Assets that Buyer shall purchase or assume lease obligations for on January 5, 1996, which Machinery and Equipment shall have a value of not less than $2,300,000 (valued at net book value in the case of Machinery and Equipment owned by Seller and at the present value of future lease obligations (discounted at a rate equal to the Note Rate as then in effect) in the case of Machinery and Equipment leased by Seller, in each case valued as of the first anniversary of the Closing Date). In addition, Buyer may elect to purchase or assume lease obligations with respect to any other Machinery and Equipment included in the Leased Assets by giving Seller notice of such election prior to the expiration of the applicable lease, valued as provided in the preceding sentence, but as of the expiration of such lease rather than as of such first anniversary, provided that if such lease expires before January 5, 1996, such purchase or lease assumption will not occur until such date. Buyer will promptly remove from any Property at the end of the term of Buyer's lease thereof any Machinery and Equipment that Buyer has elected to purchase pursuant to this Section. The Machinery and Equipment other than Principal Machinery and Equipment is included in Schedule 4.4(c) and the Schedule to the Lease Agreements for informational purposes only and shall not affect Buyer's rights or obligations under the Agreement or under the Lease Agreements (notwithstanding any contrary provisions thereof).

              (b) On the date of any purchase of Machinery and Equipment and/or assumption of lease obligations with respect thereto pursuant to Section 6.13(a), Buyer shall pay cash to Seller for the Machinery and Equipment designated to be purchased in an amount equal to the value thereof determined pursuant to Section 6.13(a) and Seller shall execute and deliver to Buyer, without any further warranty of any kind or nature, including without limitation warranty of merchantability or fitness for a particular purpose, bills of sale, instruments of transfer assignment and conveyances and other instruments in form and substance satisfactory to Buyer and sufficient to convey, transfer and assign to Buyer all right, title and interest in and to the purchased equipment, free and clear of all Liens, and to assign to Buyer all of Seller's right, title and interest in and to any such assigned lease. Buyer shall not be obligated to assume any such lease if the assignment thereof to Buyer itself would result in a Contract Default unless and to the extent Seller and Eagle agree to indemnify Buyer from any Losses arising from such Contract Default.

         6.14 Authorization of Use of Name. Promptly after the Closing, Seller will change its corporate name to one that does not include "Caron" or any similar word and will take appropriate action to make the name "Caron International, Inc." available to Buyer as Buyer's corporate name and for purposes of qualifying to do business in those states in which the Business is conducted.

         6.15 Sales of Yarn to Seller. Buyer shall sell to Seller for resale through the retail outlets of the Excluded Business the Hand Knit Yarn referred to on Schedule 6.15 at the respective prices referred to on such Schedule (f.o.b. shipping point, no matter what Schedule 6.15 provides), to the extent available in Buyer's finished goods inventory, as specified on purchase orders received by Buyer prior to May 31, 1995 and, thereafter, for purchase orders received by Buyer prior to May 31, 1998, Buyer shall sell to Seller for resale through retail stores of the Excluded Business owned by Seller any of such Hand Knit Yarn at a price equal to the lowest price received by Buyer for substantially the same quantity and lot size of such Hand Knit Yarn as Seller's order thereof sold by Buyer within the 60 days preceding Seller's order. Seller shall pay the purchase price for all such purchases of Hand Knit Yarn within 30 days after shipment by Buyer. The quantities of Hand Knit Yarn purchased by Seller under this Section during any calendar year shall not exceed purchases thereof by the Excluded Business during 1993 plus 10% thereof (except, in the case of the balance of 1994, one third of the foregoing limitation).

         6.16 Shared Services Agreement. The following provisions shall constitute the "Shared Services Agreement":

              (a)  Seller shall be entitled to utilize the
areas so designated on Schedule 6.16 hereto for its ordinary business operations during the term of the Rochelle Lease Agreement. Alec Kaplanes shall relocate his office to space within the foregoing area within 90 days after the Closing Date.

              (b) All expenses directly related to Seller's operations shall be Seller's responsibility and Seller shall reimburse Buyer for any such expenses paid by Buyer within 15 days after request by Buyer accompanied by reasonable documentation evidencing such payment by Buyer. These expenses shall include telephone, postage and payroll taxes.

              (c) Seller shall be entitled to reasonable use of the following during the term of the Rochelle Lease Agreement, to the extent available and so long as such use does not materially interfere with Buyer's operations: (i) the following accounting systems: general ledger, accounts payable and payroll; (ii) personnel to support accounting systems, benefit administration and computer systems (excluding system development, modification and maintenance); (iii) mainframe computer to support the foregoing accounting systems; and (iv) the services of Pat Gosse, Richard Snyder, Sandra Estrem and Andrea Fletcher, so long as such individuals are employed by Buyer and otherwise satisfactorily performing services for Buyer.

              (d) Seller shall provide separation and baling of waste for Buyer during the term of the Rochelle Lease
Agreement at no charge and pay Buyer any proceeds realized on the sale of such waste.

              (e)  Seller shall permit Buyer to use the
facilities leased to Seller under the Quest Lease during the term of the Rochelle Lease Agreement in a manner materially consistent with Seller's use thereof prior to the Closing at no further charge.

              (f)  Seller shall pay to Buyer on the last
Business Day of each month commencing September 1994 through August 1995 $10,700.

         6.17 Disposal of Certain Assets. After the Closing, upon request of Buyer, Seller shall remove from any Facility and dispose of in accordance with applicable Legal Requirements and Permits any Hazardous Substance, Hazardous Waste, or Petroleum Substance (as such terms are defined in the definition of Environmental Condition) or any dyes or chemicals that are located at any Facility on the Closing Date. To the extent Seller has removed any such material, the determination of the Closing Net Asset Value shall not be reduced by the cost of disposal of such material or, if such Closing Net Asset Value has been finally determined at the time of such removal, then Buyer shall pay to Seller the amount attributable to the cost of such disposal that was reflected in the calculation of Closing Net Asset Value, as finally determined. In addition, at the end of the term of Buyer's lease of any of the Facilities, Buyer may leave at the Facility any Supplies included in the Acquired Assets.


         7.  CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer by consummating the Closing except as otherwise required by applicable law:

         7.1 Representations and Warranties; Covenants. Each of the representations and warranties of Seller, Eagle and Parent contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct in all material respects as of the Closing. Each of the obligations of Seller, Eagle or Parent required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with as of the Closing. At the Closing, Buyer shall have received certificates, dated the Closing Date and duly executed on behalf of Seller, Eagle and Parent, to the effect that the conditions set forth in the preceding sentences have been satisfied.

         7.2 Absence of Litigation, Damages, Changes. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby to occur at the Closing or (ii) that would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Acquired Assets. No action, suit or proceeding before any court or any governmental entity shall be pending or threatened, and no investigation by any governmental entity shall have been commenced (and be pending), (i) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith that Buyer, in good faith, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby or (ii) that might result in a Material Adverse Effect.

         7.3 HSR Act. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

         7.4  Consents Obtained.

              (a)  NSC shall have obtained the consents,
amendments and waivers required under the Note Agreements and the NSC Credit Agreement to consummate the transactions contemplated hereby.

              (b)  NSC shall have received satisfactory
evidence that the waste water discharge permit from the City of Rochelle with respect to the Rochelle Facility will be assigned to Buyer.

         7.5  Dalton Lease.  Seller and the owner of the Dalton
Facility shall have executed and delivered an extension of the Dalton Lease Agreement for a period expiring 89 days after the Closing Date.

         7.6 Estimates Within Ranges. The Estimated Closing Gross Asset Value shall not be more than $25,000,000 nor less than $19,000,000 and the Estimated Closing Net Asset Value shall not be more than $20,000,000 nor less than $15,000,000.

         7.7 Employment Agreements. Buyer shall have entered into employment agreements in form and substance satisfactory to Buyer with each of the individuals listed on Schedule 7.7 hereto.

         7.8 Opinion of Counsel. Buyer shall have been furnished with the opinion of Rosenberg & Liebentritt, P.C., counsel to Seller, Eagle and Parent, addressed to Buyer and dated the Closing Date, to the effect set forth in Schedule 7.8 hereto.


         8.  CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by it by consummating the Closing, except as otherwise provided by applicable law:

         8.1 Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct in all material respects as of the Closing. Each of the obligations of Buyer required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with as of the Closing. At the Closing, Seller shall have received a certificate, dated the Closing Date and duly executed on behalf of Buyer, to the effect that the conditions set forth in the preceding sentences have been satisfied.

         8.2  Absence of Litigation.  No order, stay,
injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby to occur at the Closing.

         8.3 HSR Act. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

         8.4 Consents Obtained. Eagle shall have obtained the consent, amendment and waiver required under the Eagle Credit
Agreement to consummate the transactions contemplated hereby.

         8.5 Opinion of Counsel to Buyer. Buyer shall have delivered to Seller an opinion of Hughes Hubbard & Reed, counsel to Buyer, addressed to Seller, Eagle and Parent and dated the Closing Date, to the effect set forth in Schedule 8.5 hereto.


         9.  CLOSING.

         The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at the offices of Hughes Hubbard & Reed, One Battery Park Plaza, New York,
New York at 10:00 a.m. on September 2, 1994, or, if the conditions set forth in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 8.2,
8.3 and 8.4 shall not have been satisfied or waived on such date, then on the fifth Business Day after the date on which all such conditions shall have been satisfied or waived, or at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date". At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, Seller and Buyer shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

         9.1  Deliveries by Seller.  Seller shall deliver to
Buyer:

              (a)  The Lafayette Lease Agreement, the Rochelle
Lease Agreement and the Dalton Sublease, each duly executed by Seller.

              (b)  Bills of sale, instruments of transfer,
assignment and conveyance, and other instruments in form and substance satisfactory to Buyer and Seller and sufficient to convey, transfer, and assign to Buyer and effectively vest in Buyer all right, title and interest in and to the Acquired Assets free of all Liens, subject only to exceptions referred to in Part B of Schedule 4.4(a) hereto.

              (c)  Evidence satisfactory to Buyer of the
discharge and termination of the Liens listed in Part A of
Schedule 4.4(a).


              (d)  A certificate of an officer of each of
Seller, Eagle and Parent certifying (i) that attached to such certificate are true and correct copies of the Certificate of Incorporation, By-Laws or similar governing instruments of such company as in effect as of the Closing, (ii) that attached to such certificate are true and correct copies of resolutions adopted by the Board of Directors of such company (and, in the case of Seller, of its sole stockholder) authorizing the execution, delivery and performance of this Agreement by such company (and, in the case of Seller, the Lafayette Lease Agreement, the Rochelle Lease Agreement and the Dalton Sublease) and that such resolutions are in full force and effect as of the Closing and (iii) the incumbency and signatures of the officers of such company who have executed this Agreement and the other instruments and documents delivered at the Closing on behalf of such company.

              (e) Certificates from the Secretary of State of Delaware as to the good standing of each of Seller, Eagle and Parent and listing all charter documents on file.

              (f)  Possession of the tangible Acquired Assets.

              (g)  The Receivables Sales Agreement, duly
executed and delivered by the Receivables Trustee.

              (h) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer in order to effect the transactions contemplated by this Agreement to occur at the Closing.

         9.2  Deliveries by Buyer.  Buyer shall deliver to
Seller:

              (a)  Cash by wire transfer of immediately
available funds to an account of Seller in the United States designated to Buyer at least two Business Days in advance of the Closing in an amount equal to the Closing Cash Payment.

              (b)  The Purchase Price Note.

              (c)  The Lafayette Lease Agreement, the Rochelle
Lease Agreement and the Dalton Sublease, each duly executed by Buyer.

              (d) A certificate of an officer of each of Buyer and of NSC certifying (i) that attached to such certificate are true and correct copies of the Certificate of Incorporation and By-Laws of such company as in effect as of the Closing, (ii) that attached to such certificate are true and correct copies of resolutions adopted by the Board of Directors of such company authorizing the execution, delivery and performance of this Agreement by such company (and, in the case of Buyer, the Lafayette Lease Agreement, the Rochelle Lease Agreement and the Dalton Sublease) and that such resolutions are in full force and effect as of the Closing and (iii) the incumbency and signatures of the officers of such company who have executed this Agreement and the other instruments and documents delivered at the Closing on behalf of such company.

              (e) Certificates from the Secretary of State of New York with respect to NSC and from the Secretary of State of Delaware with respect to Buyer as to the good standing of such company and listing all of its charter documents on file.

              (f) The Receivables Sales Agreement for delivery to the Receivables Trustee.

              (g) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller in order to effect the transactions contemplated by this Agreement to occur at the Closing.


         10.  EMPLOYEE BENEFIT MATTERS.

         10.1 Offers of Employment. Seller will terminate employment of all Business Employees, effective as of the Closing. Buyer shall offer employment to a sufficient number of Business Employees so that there is not an "employment loss" (as defined in the WARN Act) that would require a 60 day notice under 29 U.S.C. 2102(a) (assuming no such "employment loss" occurred prior to the Closing that would be aggregated with the "employment loss" attributable to Buyer not offering employment to any Business Employees). Seller will use reasonable efforts to assist Buyer in hiring Business Employees that Buyer wishes to hire. Except as expressly provided in Section 10.6, the terms of employment of any Business Employee hired by Buyer (a "Transferred Employee") shall be determined in Buyer's sole discretion. Except as expressly provided in Section 10.2, Buyer shall not assume any obligation or liability relating to or arising from any Benefit Plan, commitment, undertaking, act or omission of Seller, any Affiliate of Seller or any of their respective Representatives with respect to the Business Employees or any occupational injury or disease of any Business Employee occurring or existing on or prior to the Closing Date (collectively, "Employee Claims"). Seller shall pay directly to each Business Employee that portion of all benefits that has been accrued on behalf of that employee as of the Closing Date, including obligations with respect to accrued bonuses, incentive pay, and travel and entertainment expense reimbursement, but excluding amounts properly included as Other Accrued Expenses as of the Closing Date.

         10.2  Severance Benefits.

              (a) If any Business Employee is terminated by Seller as of the Closing and is not offered employment by Buyer, Buyer shall be responsible for any severance pay and other benefits, including COBRA premiums (collectively, "Severance Payments") due to or paid for the benefit of such Business Employee under the Severance Pay Policy up to an aggregate amount of $500,000 for all such Business Employees. Buyer shall satisfy its responsibilities under this Section 10.2(a) by reimbursing Seller within ten (10) Business Days after receiving reasonable documentation from Seller substantiating that Seller has made Severance Payments under the Severance Pay Policy.

              (b) In addition to its obligations under Section 10.2(a), Buyer agrees to pay to or for the benefit of any Transferred Employee whose employment is terminated by Buyer within thirteen (13) months after the Closing Date, any Severance Payments which the Transferred Employee would have been entitled to under the Severance Pay Policy had Seller so terminated such Transferred Employee's employment. In the event that the Severance Payments required to be paid to Transferred Employees under this Section 10.2(b), together with the Severance Payments required to be paid under Section 10.2(a), exceed $500,000, Seller agrees to be responsible for all such excess payments. Payments of Severance Payments with respect to those Business Employees identified on Schedule 10.2 shall not be taken into account in determining whether the $500,000 amount has been exceeded under this Section 10.2. In the event that Buyer makes Severance Payments in an amount in excess of that which the Transferred Employee would have been eligible to have paid under the Severance Pay Policy, Seller shall have no responsibilities with respect to such excess amounts. Seller shall satisfy its responsibilities under this
Section 10.2(b) by reimbursing Buyer within ten (10) Business Days after receiving reasonable documentation from Buyer substantiating that Buyer's payments under subsections (a) and
(b) of this Section 10.2 are in excess of $500,000. Buyer shall repay to Seller any reimbursement of Severance Payments made by Seller to Buyer pursuant to the preceding sentence with respect to any Transferred Employee that is rehired by Buyer within six months after the termination by Buyer that required such Severance Payment.

         10.3  Employment Taxes.

              (a) Seller and Buyer will treat the Buyer as a "successor employer" and Seller as "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA").

              (b) At the request of the Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Seller and Buyer will
(i) treat the Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees and (ii) cooperate with each other to avoid to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

         10.4 WARN Act. Buyer shall be responsible for compliance with the WARN Act with respect to the transactions contemplated by this Article 10 to occur as of the Closing and for actions taken by Buyer subsequent to the Closing, provided that if the representation and warranty set forth in Section 4.9(b) is not correct and there is a failure to comply with the WARN Act attributable in part thereto, then Seller shall be responsible for any consequences of any failure to comply with the WARN Act by Buyer.

         10.5 No Other Beneficiaries. Notwithstanding any possible inference to the contrary, none of the parties to this Agreement intends for this Article 10 to create any right or obligation except as between the parties to this Agreement, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Article 10.

         10.6 Health Insurance Coverage. Buyer shall offer to Transferred Employees health care coverage under an employee welfare benefit plan (as defined in Section 3(l) of ERISA) maintained by Buyer which (i) waives any preexisting condition exclusion, and (ii) waives any waiting period condition, provided that Buyer shall not be obligated to waive any of the foregoing to the extent that any such condition was applicable to a Transferred Employee under Seller's health care coverage so long as it does not extend the aggregate time periods for any such conditions. Notwithstanding the preceding sentence, Buyer shall have the right to amend or terminate such health care coverage in its discretion.


         11.  INDEMNIFICATION.

         11.1  Indemnification Obligations.

              (a)  Eagle shall indemnify and hold harmless
Buyer, NSC and their respective directors, officers, employees and Affiliates against and in respect of any and all losses, damages, liabilities, claims, fines, penalties, costs and expenses (including, without limitation, Legal Expenses and costs of experts) (collectively, "Losses") arising out of, based upon or resulting from

                     (i)  the breach of any representation or
         warranty of Seller, Eagle or Parent contained in this Agreement or in any statement or certification of Seller, Eagle or Parent furnished pursuant hereto,

                    (ii)  the breach by Seller, Eagle or
         Parent of or failure of any of them to observe any of their respective covenants or agreements contained in this Agreement,

                   (iii)  any liability or obligation of or
         attributable to Seller, Eagle or Parent or any Affiliate of Seller, Eagle or Parent not expressly assumed by Buyer pursuant to Section 2.1 or 2.2 (including, without limitation, any liability or obligation arising under or in connection with an employee benefit plan, policy or arrangement maintained or contributed to by Seller or any entity treated as a single employer with Seller under
         Section 414(b), (c), (m) or (o) of the Code),

                    (iv)  any Product Liability Claim,

                     (v)  any Employee Claim,

                    (vi)  any Contract Default,

                   (vii)  any Environmental Condition, subject
         to the provisions of Section 11.3 below,

                  (viii)  the Liens held by IDBI Managers,
         Inc. referred to on Schedule 4.4(a), and


                    (ix)  Rochelle Permit Matters,

(regardless of whether, in the case of Third Party Actions, Seller, Eagle or Parent may have a meritorious defense). Notwithstanding the foregoing, Seller, Eagle and Parent shall not be obligated to provide such indemnification with respect to matters referred to in Section 11.1(a)(i) unless and until the cumulative aggregate amount of all Losses paid or suffered by Buyer and such other persons described above as to which Buyer and such other persons would otherwise be indemnified hereunder exceeds $100,000, in which case Eagle shall then be held liable hereunder for all such Losses in excess of the initial $100,000; provided that Eagle shall provide such indemnification on a dollar-for-dollar basis for any breach of any representation or warranty set forth in the last sentence of Section 4.5.

              (b)  Buyer shall indemnify and hold harmless
Seller, Eagle and Parent, and their respective directors, officers, employees and Affiliates against and in respect of any and all Losses arising out of, based upon or resulting from
(i) the breach of any representation or warranty of Buyer or NSC contained in this Agreement or in any statement or certification of Buyer or NSC furnished pursuant hereto,
(ii) the breach by Buyer or NSC of or failure of either of them to observe any of their respective covenants or agreements contained in this Agreement (including without limitation the provisions of Section 2.2) or in any Lease Agreement, (iii) Buyer Environmental Matters and (iv) Buyer Property Matters (regardless of whether, in the case of Third Party Actions, Buyer may have a meritorious defense). Notwithstanding the foregoing, Buyer shall not be obligated to provide such indemnification with respect to matters referred to in clause (i) of the preceding sentence unless and until the cumulative amount of all Losses paid or suffered by Seller and such other persons described above as to which Seller and such other persons would otherwise be indemnified hereunder exceeds $100,000, in which case Buyer shall then be held liable hereunder for all such Losses in excess of the initial $100,000.

              (c) For purposes of this Section 11.1, a party shall not be deemed to have made a representation or warranty as of the Closing to the extent that such party expressly disclaims such representation or warranty in the certificate delivered by such party to the other parties pursuant to the last sentence of Section 7.1 or Section 8.1.

              (d) The right to indemnification pursuant to this Section 11.1 shall constitute the sole and exclusive remedy of each of the parties to this Agreement for a breach of any representation or warranty contained in this Agreement or in any statement or certification delivered by a party pursuant to this Agreement.

         11.2  Indemnification Procedures.

              (a)  Promptly after receipt by any person
entitled to indemnification under Section 11.1 (an "indemnified party") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the person that is obligated to provide such indemnification (an "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 11.1, except to the extent that the indemnifying party is materially prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense with counsel reasonably satisfactory to such indemnified party; provided, however, that:

                     (i) the indemnified party shall be
         entitled to participate in the defense of such Third
         Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;

                    (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be materially and adversely affected thereby;

                   (iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

                    (iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless within 15 days after receipt of such written notice from the indemnified party the indemnifying party confirms in writing its responsibility to indemnify the indemnified party with respect to such Third Party Action and reasonably demonstrates that it will be able to pay the full amount of the reasonably expected Losses in connection with any such Third Party Action.

After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing and compliance by the indemnifying party with Section 11.2(a)(iv), (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 11.2,
(i) the indemnifying party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action and (ii) the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Article 11, but only to the extent that such costs and expenses are covered by the terms of Section 11.1. The reimbursement of fees, costs and expenses required by this
Article 11 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. The procedures in this Section 11.2(a) shall not be applicable to any right to indemnification that does not involve a Third Party Action.

              (b) If the indemnifying party shall be obligated to indemnify the indemnified party pursuant to this Article 11, the indemnifying party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the claims to which such indemnification relates.

              (c) If an indemnified party becomes entitled to any indemnification from an indemnifying party, such indemnification shall be made in cash upon demand. If Eagle shall fail to make any payment when due pursuant to this
Article 11, Buyer may elect, at its option, to reduce the amount payable by Buyer pursuant to any Purchase Price Note or for any Royalty Payment by the amount so due and not paid by Eagle.

              (d) Any payment made by an indemnifying party to an indemnified party pursuant to this Article 11 shall be deemed an adjustment to the Purchase Price.

         11.3 Environmental Indemnity. Eagle and Buyer acknowledge that there may be certain Environmental Conditions associated with certain of the Transferred Assets, including the Property. Eagle acknowledges that Buyer's activities after the Closing may cause, contribute to, or exacerbate such Environmental Conditions or may cause new Environmental Conditions, and these circumstances shall not alter, affect or reduce Eagle's obligations under Section 11.1(a) to indemnify and hold harmless Buyer, NSC and the other indemnified parties referred to therein, provided, however, Eagle's obligation to indemnify and hold harmless Buyer, NSC and the other indemnified parties shall not include Buyer Environmental
Matters.   Eagle shall have the responsibility and burden of
establishing that any Environmental Condition is a Buyer
Environmental Matter.

         11.4 Agreement Not to Seek Indemnity. Schedule 11.4 contains a list of actions that Buyer expects to take after the Closing, although Buyer has no obligation to take any such action. Buyer shall not seek indemnification pursuant to
Section 11.1 from Eagle for any expenses incurred by Buyer in taking any such actions.

         12.  MISCELLANEOUS.

         12.1 Brokerage. In the event any person shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder, or performance of services as a broker or finder, in connection with the transactions contemplated by this Agreement, the party (or parties) alleged to have been responsible for such employment or performance of services shall hold harmless the other party (or parties) as well as the other party's (or parties') directors, officers and employees, from and against such claim and at the indemnifying party's (or parties') sole expense defend any and all actions, suits or proceedings involving such claim that may at any time be brought against those so indemnified and satisfy promptly any settlement or judgment arising therefrom. If, however, it is ultimately determined in any such action, suit or proceeding in which the indemnified party (or parties) were afforded the opportunity to have their counsel participate in the defense, that the employment was by or services were performed for the indemnified party (or parties), then the latter shall be responsible under this Section and shall reimburse any amounts theretofore paid by the indemnifying party (or parties) by reason hereof.

         12.2 Survival. All covenants and agreements contained in this Agreement and the right to indemnification with respect to all representations and warranties contained in this Agreement or in any certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the right to indemnification with respect to each representation and warranty contained in this Agreement or made pursuant to any certificate, document or statement delivered pursuant hereto shall terminate on the last day of the eighteenth month following the month in which the Closing occurs (the "End Date"); provided, however, that (i) the right to indemnification with respect to the representations and warranties set forth in Sections 4.7 and 4.8 shall survive until 30 days after the expiration of the applicable statute of limitations relating to the matters set forth in such sections, and the first sentence of Section 4.4(a) shall survive without limitation, (ii) the right to indemnification with respect to such representations and warranties, and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to the End Date or such 30th day after the expiration of the applicable statute of limitations, whichever shall be applicable thereto in accordance with this Section and
(iii) the sole remedy for a breach of Section 5.3 shall be the change in Exhibit C referred to therein and a payment of additional Royalty Payments giving effect to such change, and the right to seek such remedy shall terminate unless notice of a claimed breach is given to Buyer prior to the first anniversary of the Closing Date.

         12.3  Notices.  Any notice, request or other
communication under or with respect to this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, by nationally recognized air courier service such as Federal Express or by personal delivery against receipt to the party to whom it is to be given at its address set forth below:


         If to Buyer or NSC:

              National Spinning Co., Inc.
              183 Madison Avenue
              New York, New York 10016
              Attention:  Chief Financial Officer

         If to Seller, Eagle or Parent:

              Eagle Industries, Inc.
              2 North Riverside Plaza, Suite 1100
              Chicago, Illinois  60606
              Attention:  Gus J. Athas, Esq.

              and to

              Aunt Mary's
              150 Avenue E
              Rochelle, Illinois 61068
              Attention:  Alec Kaplanes


Any such communication shall be deemed to have been given as of the date so personally delivered, on the next Business Day when sent by overnight delivery service or on the fifth Business Day after the date so mailed. Any party may change its address set forth above by written notice in accordance herewith given to the other parties.

         12.4 Bulk Sales Laws. The parties hereto waive compliance by Seller with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors, including any bulk sales and similar laws relating to Taxes. Seller, Eagle and Parent, jointly and severally, shall indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage which Buyer may suffer or incur by virtue of the noncompliance by the parties with such applicable laws.

         12.5  Termination.  This Agreement and the
transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing (i) by mutual written agreement of the parties hereto, (ii) by NSC or Eagle upon written notice to the other if the Closing shall not have taken place by October 31, 1994, other than by reason of a matter within the control of the party asserting such termination or any of such party's Affiliates, (iii) by NSC, if there has been any violation or breach by Seller, Eagle or Parent of any representation, warranty, covenant or obligation contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer set forth in
Article 7 hereof impossible and such violation or breach has not been waived by Buyer or if any other event shall occur that shall render the satisfaction of any such condition to the obligations of Buyer impossible and such condition has not been waived by Buyer; (iv) by Eagle, if there has been a violation or breach by Buyer or NSC of any representation, warranty, covenant or obligation contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Seller set forth in Article 8 hereof impossible and such violation or breach has not been waived by Seller, Eagle or Parent or if any other event shall occur that shall render the satisfaction of any such condition to the obligations of Seller impossible and such condition has not been waived by Seller, Eagle or Parent; or (v) by Buyer to the extent authorized under
Section 3.1(a). Except for any breach of this Agreement occurring at or prior to termination and for the obligations contained in Sections 6.5, 6.9 and 12.1, upon the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals shall have any liability or obligation hereunder or with respect hereto.

         12.6 Consent to Jurisdiction. Each party hereto, hereby consents to, and confers nonexclusive jurisdiction upon, the courts of the States of New York and Illinois and the Federal courts of the United States of America located in the City of New York, Borough of Manhattan, or in the City of Chicago, County of Cook, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York or Illinois, provided that notice thereof is provided pursuant to provisions for notice under this Agreement.

         12.7 Binding Effect; Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and the provisions of
Article 11 shall inure to the benefit of the indemnified parties referred to therein; provided, however, that prior to the Closing neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such purported assignment shall be void. Neither Parent, Eagle nor NSC may consolidate or merge with any other person or transfer all or substantially all of its assets to any other person, unless the person formed by such consolidation or with which the applicable party is merged or to which the assets of the applicable party are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by written agreement, executed and delivered to the other parties hereto, all the obligations of the applicable party under this Agreement. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

         12.8 Specific Performance. The parties to this Agreement recognize that any breach of the terms of this Agreement by Seller, Eagle or Parent may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, Buyer and NSC shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

         12.9 Entire Agreement; Modifications; Headings; Counterparts. This Agreement and the Exhibits and Schedules attached hereto, and the other writings specifically identified herein or contemplated hereby, contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and writings (including without limitation, the agreement in principle dated July 26, 1994). This Agreement may be modified only by a written instrument duly executed by or on behalf of each party. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by and on behalf of the party who might assert such breach. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts shall constitute one and the same instrument.


         12.10 Affiliate's Obligations. Each obligation of Seller hereunder shall be deemed to include an obligation of Eagle to cause Seller to perform such obligation or to perform such obligation itself. Each obligation of Eagle hereunder (including under the preceding sentence) shall be deemed to include an obligation of Parent to cause Eagle to perform such obligation or to perform such obligation itself. Each obligation of Buyer hereunder shall be deemed to include an obligation of NSC to cause Buyer to perform such obligation or to perform such obligation itself.

         12.11 Definitions. The provisions of Exhibit A shall be deemed part of this Agreement.

         12.12  Applicable Law.  This Agreement and the GAMI
Guarantee shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed and to be performed in such State.


              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NSC BUYER, INC.                  CARON INTERNATIONAL, INC.


By: /s/ Jeffrey B. Koch           By: /s/ Gus J. Athas
    -------------------              ----------------
    Jeffrey B. Koch                  Gus J. Athas
    Executive Vice-President         Vice-President


NATIONAL SPINNING CO., INC.      EAGLE INDUSTRIAL PRODUCTS
                                 CORPORATION


By: /s/ Jeffrey B. Koch          By: /s/ Gus J. Athas
    -------------------              ----------------
    Jeffrey B. Koch                  Gus J. Athas
    Executive Vice-President         Senior Vice-President


                                 EAGLE INDUSTRIES, INC.


                                 By: /s/ Gus J. Athas
                                     ----------------
                                     Gus J. Athas
                                     Senior Vice-President




         The undersigned, Great American Management and Investment, Inc., a Delaware corporation, hereby absolutely and unconditionally guarantees Eagle's payment obligations under
Section 11.1(a) with respect to any Environmental Condition, subject to the provisions of Section 11.3, and agrees that it may be pursued for the payment of such obligations without first pursuing Eagle for payment of such obligations.

                           GREAT AMERICAN MANAGEMENT AND
                           INVESTMENT, INC.


                           By: /s/ Arthur A. Greenberg
                               -----------------------
                               Arthur A. Greenberg
                               Executive V.P.

                        List of Exhibits


Exhibit A          Definitions
Exhibit C          Royalty Payments




                                                     EXHIBIT A




                          DEFINITIONS



         1.1 Defined Terms. The following terms shall have the respective meanings indicated below for purposes of the
Agreement:

         "Accountants Proprietary Information" shall mean planning documentation, inherent and control risk assessments, listing of matters for the attention of the partner and detailed audit programs or records of tests, provided that any information relating to the company that is the subject of such work papers contained in any of the foregoing shall not be deemed Accountants Proprietary Information, and such information shall be provided to a party when such party is entitled to accountants' work papers pursuant to this Agreement.

         "Affiliate" of a specified person shall mean a person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" shall mean the Purchase Agreement to which this Exhibit is attached, including all of the Exhibits and Schedules thereto.

         "Arbitrating Firm" shall mean one of the "big six" independent public accounting firms (other than any such firm that audited the 1991, 1992 or 1993 financial statements of NSC, Buyer, Seller, Eagle, Parent, or any of their respective Affiliates or that has been engaged to audit the 1994 financial statements of any of them) selected by agreement of Buyer and Seller or, if they cannot agree, chosen by lot from among the aforesaid firms.

         "Best efforts" shall mean, whenever used with reference to a party's obligation, an obligation of such party to use every reasonable commercial effort, but shall not be interpreted to require such party to take any action or refrain from taking any action that would be materially burdensome to such party or to amend this Agreement or any agreement contemplated hereby or to forego or waive any of its rights hereunder or thereunder.


         "Business" shall mean the business of Seller of manufacturing, marketing and selling yarn and craft kits to retail resellers, wholesalers or manufacturers and specifically excluding the Excluded Business.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York, are required to or may be closed.

         "Business-Related" shall mean, when used in reference to a specified asset or obligation, only those of such assets or obligations that are used or held for use in, or related or attributable to, the Business.

         "Buyer Environmental Matter" shall mean an Environmental Condition with respect to any Facility that arises, originates or first occurs after the Closing Date and during the period that such Facility is leased to Buyer, except for such an Environmental Condition that (i) arises from an underground storage tank, underground vault or other reasonably inaccessible container, storage facility or process or waste disposal equipment where a release therefrom is not readily ascertainable and (ii) is not the result of the negligent acts or omissions of Buyer, its employees, agents or contractors.

         "Buyer Property Matter" shall mean a Third Party Action arising out of, based upon or resulting from any actions of Buyer with respect to the operation of a Leased Facility in a manner that is materially inconsistent with the manner in which such Leased Facility was operated prior to the Closing, unless Buyer, NSC or any other indemnified party would be entitled to indemnification from Eagle pursuant to Section 11.1 with respect to such Third Party Action, and excluding any Third Party Action relating to an Environmental Condition.

         "Cash," "dollars" or "$" shall mean United States dollars.

         "Closing Gross Asset Value" shall mean the sum of the Closing Receivables, net of the Receivables Reserves, plus the Closing Inventory, net of the Inventory Reserves.

         "Closing Net Asset Value" shall mean the Net Asset
Value as of the Closing Date, determined in accordance with the Closing Net Asset Value Statement.

         "Contracts" shall mean all leases, instruments, contracts, commitments, arrangements and agreements of every type and description to which Seller is a party or by which it or any of the Acquired Assets are bound.

         "CPI" shall mean the consumer price index for all urban consumers all items as compiled and most recently published as of the date of calculation by the United States Department of Labor, Bureau of Labor Statistics, but if CPI shall not for any reason be published, the term "CPI" shall mean any similar index containing information prepared by the United States Government or an agency thereof on substantially a comparable basis, which the parties agree shall be the CPI. In the event the parties cannot agree within thirty days of the end of publication of the CPI, the parties shall appoint an Arbitrating Firm who shall determine what index shall become the CPI. Buyer and Seller shall each bear one half of the expenses of any such Arbitrating Firm under this provision.

         "Craft Kits" shall mean Latch Hook Kits, Easy Weave Kits, Silk Screened Stamped Goods, Magic Weave Kits, Homestead Dolls, Yarn Needles and Crochet Hooks, Plastic Canvas Kits, Creative Expression Branded Kits and Seasonal Craft Kits utilizing Hand Knit Yarn.

         "Cut-Off Date" shall mean the 180th day after the Closing Date or, if (i) the Closing Net Asset Value shall not have been finally determined by such day, (ii) Buyer shall have given a dispute notice pursuant to Section 3.2(b) including a dispute with respect to the Receivables Reserves and (iii) Buyer shall have given notice to Seller by such 180th day of its election to extend the Cut-Off Date, then the date on which the Closing Net Asset Value shall have been finally determined.

         "Dalton Facility" shall mean Seller's facility located at 2926 N. Dug Gap Road, Dalton, Georgia.

         "Dalton Lease Agreement" shall mean the lease agreement between James Lamar Hennon and Seller with respect to the Dalton Facility.

         "Dalton Sublease" shall mean the sublease and equipment lease agreement between Seller and Buyer in the form of Exhibit G hereto.

         "Eagle Credit Agreement" shall mean the Credit
Agreement, dated as of January 31, 1994, among Eagle, the lenders named therein, Chemical Bank, as administrative agent, and Citicorp North America, Inc., as collateral agent, as amended.

         "Environmental Condition" shall mean (w) any generation, use, handling, storage, transportation, treatment, release, discharge, emission, spillage or disposal of any Hazardous Substance, Hazardous Waste, waste containing a Hazardous Substance or Petroleum Substance which occurred at, prior to or after the Closing in connection with any site or Facility owned, leased, used, operated or managed at any time at, prior to or after the Closing, by Seller or any of its Affiliates, (x) any contamination of air, soil, groundwater or surface water above, at, on, under, or adjacent to any such site or Facility at, prior to or after the Closing, (y) any generation, use, handling, storage, transportation, treatment, release, discharge, emission, spillage or disposal at any location whatsoever at, prior to or after the Closing, by Seller or any of its Affiliates, or any person with whom any of them have had a contractual or other relationship, of any Hazardous Substance, Hazardous Waste, Petroleum Substance or waste containing a Hazardous Substance or (z) any condition adversely affecting public health or welfare or the environment in existence at, prior to or after the Closing of or affecting real property owned, leased, used or held for use by Seller or any of its Affiliates at, prior to or after the Closing. For purposes of this definition, the terms "Hazardous Waste," "Hazardous Substance," "Release" and "Facility" have the meanings set forth in the Resource Conservation and Recovery
Act and the Comprehensive Environmental Response Compensation and Liability Act, as such statutes are amended from time to time, and any federal or state law, rule or regulation adopted pursuant thereto or otherwise relating to liability for environmental contamination, and "Petroleum Substance" means petroleum, petroleum products, crude oil or any fraction thereof and waste oil.

         "Estimated Closing Gross Asset Value" shall mean the estimate of the Closing Gross Asset Value, determined pursuant to Section 3.1(a).

         "Estimated Closing Net Asset Value" shall mean the estimate of the Closing Net Asset Value, determined pursuant to
Section 3.1(a).

         "Excess Value" shall mean the excess, if any, of the Closing Net Asset Value, as finally determined pursuant to
Section 3.2, over $20,000,000.

         "Excluded Business" shall mean the business of Seller of reselling Hand Knit Yarn and Craft Kits to consumers through Seller's retail stores, which stores operate under the trade name "Aunt Mary's".

         "Facilities" shall mean, collectively, the Dalton
Facility, the Lafayette Facility and the Rochelle Facility.

         "FIFO" shall mean the first-in, first-out method of accounting for inventory under Unmodified GAAP.

         "GAAP" shall mean the accounting principles set forth on Exhibit D to the Agreement and, to the extent not specified in Exhibit D, other generally accepted accounting principles in the United States of America in effect from time to time.

         "GAMI" shall mean Great American Management and
Investment, Inc., a Delaware corporation.

         "GAMI Affiliate" shall mean an Affiliate of GAMI that is controlled (as defined in the definition of Affiliate) by GAMI.

         "GAMI Guarantee" shall mean the guarantee of GAMI set forth on the signature page of this Agreement.

         "Hand Knit Yarn" shall mean yarn of any fiber or count intended for sale or resale to retailers or through consumer catalogues ultimately intended for home use by consumers or for use in manufacturing Craft Kits.

         "Income Taxes" shall mean Taxes in the nature of income or franchise taxes.

         "Inventory Reserves" shall mean the reserves applicable to the Closing Inventory, determined in accordance with GAAP, to the extent included in calculating Closing Net
Asset Value, as finally determined.

         "Jobber" shall mean a Person who resells Hand Knit
Yarn to retailers or uses Hand Knit Yarn in the production of Craft Kits.

         "Jobber/Industrial Yarn" shall mean yarn sold to Jobbers or to manufacturers.

         "Lafayette Facility" shall mean Seller's facility located at No. 1 Grant Street, Lafayette, Georgia.

         "Lafayette Lease Agreement" shall mean the lease agreement between Seller and Buyer in the form of Exhibit E hereto.

         "Lease Agreements" shall mean, collectively, the Lafayette Lease Agreement, the Rochelle Lease Agreement and the
Dalton Sublease.

         "Leased Assets" shall mean the Business-Related
Machinery and Equipment in existence as of the Closing, the Dalton Facility and the Leased Facilities.


         "Leased Facilities" shall mean, collectively, the Premises and Buildings (as such terms are defined in the Lease Agreements) located in Rochelle, Illinois, and Lafayette, Georgia, and to be leased to Buyer pursuant to the Lease Agreements.

         "Legal Expenses" shall mean the reasonable fees, costs and expenses of any kind incurred by any person entitled to indemnification pursuant to Article 11 in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any claim as to which such person is entitled to indemnification under Article 11.

         "Lien" shall mean any lien, mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, attachment, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest of others, option, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Seller Contracts.

         "Machinery and Equipment" shall mean all machinery, equipment, changeover parts, computer hardware, Software, fixtures, tools, furniture, vehicles, and other fixed assets, wherever located, but excluding the Supplies.

         "Material Adverse Effect" shall mean any event, occurrence, fact, condition, effect or change that is materially adverse to the business, operations, assets, condition, financial position, financial results, obligations, liabilities or prospects of the Business as a whole.

         "Net Asset Value" shall mean, as of any date, the book value as of such date of the Business-Related Receivables, Business-Related Inventory and Business-Related Other Current Assets (in each case net of applicable reserves but without deducting any Restructuring Reserves) of Seller, less the amount of the Trade Payables and Other Accrued Expenses as of such date, all as determined in accordance with GAAP.

         "Net Sales" shall mean Buyer's and its Affiliates' gross sales from sales of Hand Knit Yarn and of Craft Kits to retailers, less all returns of products of Buyer and its Affiliates, credits to correct pricing and delivery errors and write-offs for bad debt, net of bad debt recoveries.


         "Note Agreements" shall mean the Note Agreement, dated as of February 25, 1993, among NSC, the Prudential Insurance Company of America ("Prudential") and the other note purchasers named therein, the Note Agreement, dated as of January 16, 1992, between NSC and Prudential and the Note Agreement, dated as of June 19, 1987, between NSC and Prudential, each as amended.

         "Note Rate" shall mean the rate per annum at which interest is payable on the Purchase Price Note, as in effect from time to time.

         "NSC Credit Agreement" shall mean the Revolving Credit and Reimbursement Agreement, dated as of February 25, 1993, among NSC, NationsBank of North Carolina, N.A., as lender and as agent, and the other others lenders named therein, as amended.

         "Other Accrued Expenses" shall mean other accrued expenses of Seller determined in accordance with GAAP relating solely to the Business incurred in the ordinary course of the Business, excluding liabilities to any Affiliate of Seller, liabilities for Taxes, Trade Payables, liabilities relating to the Excluded Business, liabilities for audit fees, legal fees, interest expense or insurance, liabilities relating to Benefit Plans, severance pay and workers compensation (provided that accrued salaries, wages, bonus or incentive pay, sick pay, holiday pay and vacation pay for Transferred Employees shall be included as Other Accrued Expenses) and expenses relating to the transactions contemplated by this Agreement. Other Accrued Expenses shall include amounts due after the Closing to complete installation of the K-Mart distribution scanning/labeling system.

         "Person" shall mean and include an individual, corporation, company, partnership, joint venture, association, trust, and other unincorporated organization or entity and a governmental entity or any department or agency thereto.

         "Quest Lease" shall mean the Industrial Building
Lease, as extended October 3, 1991, between Gladys Quest, landlord, and Seller, tenant.

         "Real Property" shall mean all real property, fixtures, buildings and improvements thereon, all appurtenances and all easements and rights of way which benefit the real property and all construction-in-progress relating thereto.

         "Receivables Reserves" shall mean the reserves applicable to the Closing Receivables determined in accordance with GAAP, to the extent included in calculating the Closing

Net Asset Value, as finally determined, or, if at the relevant time Closing Net Asset Value shall not have then been finally determined, then the amount of such reserves reflected in Seller's calculation of Closing Net Asset Value, as set forth in the Closing Net Asset Value Statement.

         "Restructuring Reserves" shall mean accrued expenses related to the closing or restructuring of Seller's operations prior to Closing.

         "Rochelle Facility" shall mean Seller's facility located at 150 Avenue E, Rochelle, Illinois, and the facility leased under the Quest Lease.

         "Rochelle Lease Agreement" shall mean the lease agreement between Seller and Buyer in the form of Exhibit F hereto.

         "Rochelle Permit Matters" shall mean actions required to comply with the waste water Discharge Permit 001 issued to the Rochelle Facility that are different in any material respect from the manner in which the Rochelle Facility was operated prior to the Closing including, but not limited to, any equipment or process changes and any enforcement actions or penalties arising from the nonconformity of the Rochelle Facility with Discharge Permit 001.

         "Shared Services Agreement" shall mean the agreement between Seller and Buyer in the form of Exhibit J hereto.

         "Software" shall mean all computer software, including documentation and object and source codes.

         "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property, import, export or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any governmental authority (domestic or foreign).

         "Trade Payables" shall mean the current liabilities of Seller for accounts payable attributable to the acquisition on or prior to the Closing Date of goods and services solely related to the Business incurred in the ordinary course of the Business, excluding any liability to any Affiliate of Seller or attributable to the Excluded Business.

         "Transferred Assets" shall mean the Acquired Assets and the Leased Assets.

         "Unmodified GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

         1.2 Terms Defined Elsewhere. The following terms are defined in the text of the Agreement as indicated below:

         Term                              Location in Agreement

         "Acquired Assets"                 Section 1.1.
         "Acquisition Transaction"         Section 6.10.
         "Adjustment Payment Date"         Section 3.2(d).
         "Assigned Receivables"            Section 3.4(b).
         "Assumed Contracts"               Section 2.1.
         "Assumed Liabilities"             Section 2.2.
         "Benefit Plans"                   Section 4.8(a).
         "Business Employee"               Section 4.8(e).
         "Buyer"                           Preamble to the
                                           Agreement.
         "Buyer's Estimates"               Section 3.1(a).
         "CERCLA"                          Section 4.10(c).
         "Closing"                         Article 9.
         "Closing Cash Payment"            Section 3.1(b).
         "Closing Consideration"           Section 3.2(d).
         "Closing Date"                    Article 9.
         "Closing Inventory"               Section 3.5(a).
         "Closing Net Asset Value
           Statement"                      Section 3.2(a).
         "Closing Receivables"             Section 3.4(a).
         "Code"                            Section 4.7(a).
         "Collected Amount"                Section 2.4(b).
         "Confidential Information"        Section 6.5(b).
         "Contract Default"                Section 4.2.
         "Discontinued Book Value"         Section 3.5(b).
         "Eagle"                           Preamble to the
                                           Agreement.
         "Employee Claims"                 Section 10.1.
         "End Date"                        Section 12.2.
         "Environmental Laws"              Section 4.10(a).
         "Environmental Permits"           Section 4.10(a).
         "ERISA"                           Section 4.8(a)(i).
         "ERISA Affiliate"                 Section 4.8(g).
         "Estimated Closing
           Statement"                      Section 3.1.

         Term                              Location in Agreement

         "Excess Value Inventory"          Section 3.3(b).
         "Excluded Assets"                 Section 1.2.
         "FICA"                            Section 10.3(a).
         "Financial Statements"            Section 4.3.
         "FUTA"                            Section 10.3(a).
         "HSR Act"                         Section 4.2.
         "Indemnified party"               Section 11.2(a).
         "Indemnifying party"              Section 11.2(a).
         "Intellectual Property"           Section 1.1(d).
         "Inventory"                       Section 1.1(b).
         "Inventory Adjustment Amount"     Section 3.5(b).
         "Inventory Adjustment Notice"     Section 3.5(b).
         "Inventory Deficiency"            Section 3.5(b).
         "Legal Requirements"              Section 4.6.
         "Losses"                          Section 11.1.
         "Multiemployer Plan"              Section 4.8(e).
         "Non-Compete Parties"             Section 6.11.
         "Non-Compete Period"              Section 6.11.
         "NSC"                             Preamble to the
                                           Agreement.
         "Other Current Assets"            Section 1.1(c).
         "Parent"                          Preamble to the
                                           Agreement.
         "PBGC"                            Section 4.8(g).
         "Permits"                         Section 1.1(g).
         "Pre-Closing Net Asset
           Value Statement"                Section 4.2(a).
         "Principal Machinery and          Section 4.4(c).
           Equipment"
         "Process Change"                  Section 11.3
         "Product Liability Claims"        Section 2.3(a).
         "Property"                        Section 4.4(b).
         "Purchase Price"                  Article 3
         "Purchase Price Note"             Section 3.1(b).
         "Real Property Leases"            Section 4.4(b)
         "Receivables"                     Section 1.1(a).
         "Receivables Notice"              Section 3.4(b).
         "Receivables Sale Agreement"      Section 1.1(a).
         "Receivables Trustee"             Section 1.1(a).
         "Related Person"                  Section 4.12.
         "Remaining Inventory"             Section 3.5(a).
         "Remaining Inventory Revenues"    Section 3.5(b).
         "Reportable Event"                Section 4.8(g).
         "Representatives"                 Section 6.5(a).
         "Routine Contracts"               Section 2.1.
         "Royalty Payment"                 Exhibit C.
         "Seller"                          Preamble to the
                                           Agreement.

         Term                              Location in Agreement

         "Seller Confidential Information" Section 6.5(a).
         "Seller Contracts"                Section 4.5.
         "Seller's Affiliated Group"       Section 4.7(a).
         "Seller's Estimates"              Section 3.1(a).
         "Severance Payments"              Section 10.2(a).
         "Severance Pay Policy"            Section 4.8(h).
         "Shared Services Agreement"       Section 6.16.
         "Supplies"                        Section 1.1(h).
         "Tax Returns"                     Section 4.7.
         "Taxes"                           Section 4.7.
         "Technology"                      Section 1.1(e).
         "Third Party Action"              Section 11.2(a).
         "Transferred Employee"            Section 10.1.
         "Uncollected Amount"              Section 3.4(b).

         1.3 Construction. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein", "hereof" and "hereunder", or other similar terms, refer to this Agreement as a whole and not only the particular sentence, paragraph, Section or Article in which any such terms may be employed; a reference to any person shall include such person's predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP or, to the extent applicable to periods ended prior to the Closing Date, Unmodified GAAP.



                                                     Exhibit C




                        Royalty Payments

         Pursuant to Section 3.7 of the Agreement, Buyer shall pay to Seller royalties with respect to certain future sales of Buyer in accordance with the following:

         (a) With respect to each of the seven one-year periods commencing with the day following the Closing Date
(each, a "Contract Year"), Buyer shall pay to Seller a percentage of Caron Net Sales during such Contract Year determined pursuant to the following schedule (the "Royalty
Payment"), subject to a maximum Royalty Payment with respect to any Contract Year of $1,900,000:

    1%   of Caron Net Sales over  $18,400,000 up to $40.8 million
    2%   of Caron Net Sales over  $40.8 million up to $50.8 million
    3%   of Caron Net Sales over  $50.8  million up to $60.8 million
    5%   of Caron Net Sales over  $60.8 million

         (b) Within 20 days after the end of each fiscal quarter of Buyer, commencing with the first such quarter ending at least 60 days after the Closing Date, Buyer shall pay to Seller the amount of the Royalty Payment accrued during such fiscal quarter (or, in the case of the first Royalty Payment, accrued since the Closing Date through the end of such fiscal quarter). Buyer may set off against any payment required to be made by it pursuant to this Exhibit C any amount required to be paid by Seller, Eagle or Parent pursuant to the Agreement and not paid when due.

         (c) Effective as of the commencement of the fourth Contract Year, each dollar amount set forth in the schedule in Section (a) above and the maximum payment of $1,900,000 set forth in such Section (each such amount, the "Subject Amount") shall be increased or decreased by the product of such Subject Amount multiplied by the percentage increase or decrease, as the case may be, in the CPI between August 1994 and August 1998. If the CPI for such period has increased, such product shall be added to the Subject Amount, and if the CPI for such period has decreased, such product shall be subtracted from the Subject Amount. Buyer shall include in the first report required to be delivered pursuant to Section (d) below after the commencement of the fourth Contract Year its calculation of each Subject Amount, as adjusted.

         (d) Within twenty (20) days after the end of each fiscal quarter of Buyer, commencing with the first such quarter ending at least sixty (60) days after the Closing Date, Buyer shall submit to Seller a report of Caron Net Sales during such quarter, certified by an officer of Buyer to be true and correct. Seller shall have the right to audit the reports with respect to any Contract Year by written notice to Buyer given within 180 days after the end of such Contract Year, and Buyer will make available personnel, books, records and any other information reasonably requested by Seller in completing such audit. The Caron Net Sales for a Contract Year will become final on the 365th day after the end of such Contract Year, unless Seller has given Buyer notice of a dispute with respect to such Caron Net Sales prior to such day. Seller will be responsible for the costs of such audit unless, as a result of such audit it is demonstrated that actual Caron Net Sales for the audited Contract Year were at least 10% greater than the Caron Net Sales reported by Buyer, in which case the cost of the audit shall be paid by Buyer.

         (e) For purposes of this Exhibit C, "Caron Net Sales" for a Contract Year shall mean the Net Sales for such Contract Year; provided, however, that if after the Closing a Person not an Affiliate of Buyer as of the Closing becomes an Affiliate of Buyer or Buyer or any of its Affiliates acquires assets of another Person (collectively, an "Acquisition") and such Person (in the former case) or such assets (in the latter case) are engaged in the sale of Hand Knit Yarn and/or Craft Kits (the "Acquired Business"), then Caron Net Sales for any Contract Year or portion thereof being determined (the "Applicable Period") from and after any such Acquisition shall mean Net Sales for such period multiplied by a fraction, the numerator of which shall be the Caron Net Sales for the Contract Year preceding the Contract Year in which the Acquisition occurs and the denominator of which shall be the amount of such numerator, plus the Net Sales (assuming for this purpose that the reference to "Buyer and its Affiliates" in the definition of Net Sales referred to the Acquired Business) attributable to the Acquired Business for such preceding Contract Year, plus the amount of Net Sales of Buyer excluded from Caron Net Sales by virtue of this Section (e) for such preceding Contract
Year. Such fraction shall be recalculated as of each Acquisition.